Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and between

MAGNESIUM BIDCO LIMITED

and

MIMECAST LIMITED

December 7, 2021

CONFIDENTIAL

i

CONFIDENTIAL

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		29

Section 4.01	Corporate Existence and Power	29
Section 4.02	Corporate Authorization	29
Section 4.03	Governmental Authorization	30
Section 4.04	Non-contravention	30
Section 4.05	No Vote of Buyer Shareholders; Required Approval	30
Section 4.06	Litigation	30
Section 4.07	Available Funds	31
Section 4.08	Solvency	32
Section 4.09	Fee Funding Agreements	32
Section 4.10	Absence of Certain Agreements	33
Section 4.11	Share Ownership	33
Section 4.12	Information Supplied	33
Section 4.13	Takeover Statutes	33
Section 4.14	Brokers’ Fees	33

ARTICLE 5 COVENANTS		34

Section 5.01	Conduct of the Company	34
Section 5.02	Go-Shop; Unsolicited Proposals	47
Section 5.03	Company Recommendation	40
Section 5.04	Responsibilities of the Parties in Respect of the Scheme of Arrangement	43
Section 5.05	Access to Information	48
Section 5.06	Notice of Certain Events	49
Section 5.07	Employee Matters	49
Section 5.08	Takeover Laws	50
Section 5.09	[Reserved]	50
Section 5.10	Voting of Shares	50
Section 5.11	Director and Officer Liability	51
Section 5.12	Reasonable Best Efforts	53
Section 5.13	Transaction Litigation	56
Section 5.14	Public Announcements	57
Section 5.15	[Reserved]	57
Section 5.16	Section 16 Matters	57
Section 5.17	Financing	58
Section 5.18	Confidentiality	63
Section 5.19	Director Resignations	63
Section 5.20	Listing Matters	63
Section 5.21	Treatment of Company Debt	63
Section 5.22	Scheme Implementation by Way of Offer	64
Section 5.23	Transaction Implementation by Way of Merger	65
Section 5.24	Control of Operations	65

ii

CONFIDENTIAL

Exhibit A – Form of Scheme of Arrangement

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of December 7, 2021, is by and between MAGNESIUM BIDCO LIMITED, a private limited company incorporated in England & Wales (“Buyer”), and MIMECAST LIMITED, a public limited company incorporated under the Laws of the Bailiwick of Jersey (the “Company” and, together with Buyer, the “Parties”).

WHEREAS, the Parties intend that the Company Ordinary Shares be acquired by Buyer on the terms and subject to the conditions set out in this Agreement with the effect that Buyer will acquire the entire issued share capital of the Company (the “Transaction”), pursuant to the Scheme of Arrangement, the Offer or the Merger (as the case may be);

WHEREAS, the Company Board has (i) determined that the Transaction and the Scheme of Arrangement are in the best interests of the Company and the Company Shareholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement, and (iii) resolved to recommend the approval of the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolutions by the Company Shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each Party’s willingness to enter into this Agreement, each of Permira VIII - 1 SCSp, Permira VIII - 2 SCSp, ACP 2021 Discovery I, L.P., ACP 2021 Discovery II, L.P., ACP 2021 Discovery III, L.P., RV AIP S.C.S. SICAV-SIF, solely in respect of RV AIP S.C.S. SICAV-SIF –TF 5 Co-Investments, Whitehaven Investment Pte. Ltd., Redwood Opportunities SCSp, HarbourVest Centre Street Co-Investment Fund L.P., SMRS-TOPE LLC, HarbourVest Partners Co-Investment VI Aggregator L.P., HarbourVest Finance Street II L.P., and Vanguard HarbourVest 2020 Private Equity Fund L.P. (each, an “Equity Investor”) is entering into an equity financing commitment letter in favor of Buyer (collectively, the “Equity Commitment Letters”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to invest in Buyer the amounts set forth therein, and (ii) each of the Equity Investors is entering into a fee funding agreement in favor of the Company (collectively, the “Fee Funding Agreements”) with respect to the obligations of Buyer under this Agreement;

WHEREAS, (i) the Board of Directors (or equivalent) of each of the Company and Buyer has (A) determined that this Agreement and the Transaction are advisable and in the best interests of its respective shareholders, (B) approved the Transaction on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the shareholders of the Company approve the Scheme of Arrangement and pass the Company Shareholder Resolutions; and

WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Buyer agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.01 The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Bailiwick of Jersey, the Companies Law, and the terms of the Scheme of Arrangement: (i) all of the Company Ordinary Shares then outstanding shall be transferred from the Company Shareholders to Buyer (or an Affiliate of Buyer designated by Buyer in accordance with the terms of the Scheme of Arrangement); and (ii) the Company Shareholders shall be entitled in accordance with the terms of the Scheme of Arrangement to receive an amount in cash, without interest, equal to $80.00 per Company Ordinary Share that is outstanding immediately prior to the Effective Time (the “Consideration”).

Section 1.02 Closing. The closing of the Transaction (the “Closing”) shall take place via electronic document exchange or at the offices of Goodwin Procter LLP located at 100 Northern Avenue Boston, MA 02210 on a date to be agreed upon by Buyer and the Company that is no later than the fifth (5th) Business Day or, if earlier, the End Date, following the date on which the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs, or at such other place, date and time as the Company and Buyer may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Closing shall be deemed to have occurred as of 12:01 a.m., Eastern Time on the Closing Date.

Section 1.03 Effective Time. On the Closing Date, the Scheme of Arrangement shall become effective at such time as an Act of the Royal Court of Jersey (the “Court”) sanctioning the Scheme of Arrangement (such order, the “Court Order”) has been delivered to the Registrar of Companies in Jersey for registration (such date and time is hereinafter referred to as the “Effective Time”).

ARTICLE 2

TRANSFER OF COMPANY ORDINARY SHARES; EXCHANGE PROCEDURES

Section 2.01 Transfer of Company Ordinary Shares. At the Effective Time, all Company Ordinary Shares then outstanding shall be transferred from the Company Shareholders in accordance with the provisions of the Scheme of Arrangement, Section 1.01, this Section 2.01 and Section 2.02, and the Company Shareholders shall cease to have any rights with respect to the Company Ordinary Shares, except their rights under the Scheme of Arrangement, including the right to receive the Consideration. At the Effective Time, or as promptly as reasonably practicable thereafter but on the day of the occurrence of the Effective Time, the Company’s Register of Members will be updated in accordance with the provisions of the Scheme of Arrangement to reflect the transfer of the Company Ordinary Shares under the Scheme of Arrangement to Buyer (or an Affiliate of Buyer designated by Buyer prior to the filing of the Scheme of Arrangement with the Court), following which the Company shall be a wholly owned subsidiary of Buyer or such Affiliate of Buyer.

Section 2.02 Exchange Procedures.

(a)

(i) Prior to the Closing, Buyer shall (A) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as exchange agent for the payment of the Consideration (“Exchange Agent”) and (B) enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with such Exchange Agent. On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders, cash in an amount equal to the aggregate Consideration. All cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund”.

(ii) As promptly as reasonably practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, Buyer shall direct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Ordinary Shares (the “Certificates”) or non-certificated Company Ordinary Shares represented by book-entry (the “Book-Entry Shares”) that is entitled to receive the Consideration pursuant to Section 1.01 a letter of transmittal, which shall be in such form and have such other provisions as Buyer and the Exchange Agent may reasonably specify. The Exchange Agent agreement shall require that each holder of Company Ordinary Shares that have been converted into the right to receive the Consideration shall be entitled to receive the Consideration in respect of the Company Ordinary Shares represented by a Certificate, within two (2) Business Days upon delivery to the Exchange Agent of a duly completed and validly executed letter of transmittal, or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, and, in each case, delivery to the Exchange Agent of such other documents as may be reasonably requested by the Exchange Agent. The Exchange Agent shall accept such letters of transmittal, “agent’s message” with respect to Book-Entry Shares or other documents upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect orderly payments of the Consideration in accordance with normal exchange practices. If payment of the Consideration is to be made to a person other than the person in whose name the Certificate is registered, it shall be a condition precedent to payment that the person requesting such payment shall have paid (and provided all requested documentation thereof) any transfer and other similar Taxes required by reason of the payment of the Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Buyer and the Exchange Agent that such Tax either has been paid or is not required to be paid. Payment of the Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Consideration as contemplated by this Article 2, without interest thereon. Any portion of the Exchange Fund which has not been transferred to the holders of Company Ordinary Shares within twelve (12) months of the Effective Time shall be delivered to Buyer or its designee(s) promptly upon request by Buyer, it being understood that no such delivery shall affect any legal right that a Company Shareholder may have to receive the Consideration. None of Buyer, the Company or the Exchange Agent or any of their respective Affiliates or Representatives or agents shall be liable to any Person in respect of any Consideration (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) At the Effective Time, the share transfer books of the Company shall be closed and thereafter (other than to record the transfer of Company Ordinary Shares to Buyer or its designate in accordance with this Agreement) there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Ordinary Shares formerly represented thereby except as otherwise provided for herein. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Buyer, the Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(c) In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Buyer and the Exchange Agent), the Consideration payable in respect thereof pursuant to Section 1.01; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as Buyer may direct as indemnity against any claim that may be made against Buyer and its Subsidiaries or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.03 Company Equity Awards; ESPP.

(a) Immediately prior to the Effective Time, by virtue of the Transaction and without any action on the part of the holders thereof, each Vested Company Share Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive from Buyer an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Consideration over the per share exercise price of such Vested Company Share Option, by (ii) the aggregate number of Company Ordinary Shares that were issuable upon exercise of such Vested Company Share Option immediately prior to the Effective Time (such product, the “Option Cash Amount”). From and after the Effective Time, the holder of any canceled Vested Company Share Option shall only be entitled to receive the Option Cash Amount in respect of such canceled Vested Company Share Option. At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Cash Amount to an account identified by the Company prior to the Effective Time. Payments of the Option Cash Amount shall be made by Buyer or an Affiliate of Buyer as promptly as reasonably practicable (but in any event no later than five (5) Business Days) after the Effective Time, without interest. All payments provided pursuant to this Section 2.03(a) shall be made through the Company’s or its Affiliates’ payroll and equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.04. Each Vested Company Share Option that is outstanding immediately prior to the Effective Time that has a per-share exercise price that is equal to or greater than the Consideration will be automatically canceled as of the Effective Time for no consideration.

(b) Immediately prior to the Effective Time, by virtue of the Transaction and without any action on the part of the holders thereof, each outstanding Vested Company RSU Award shall be canceled and extinguished and automatically converted into the right to receive from Buyer an amount in cash equal to the product obtained by multiplying (i) the aggregate number of Company Ordinary Shares subject to such Vested Company RSU Award by (ii) the Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Effective Time, the holder of any canceled Vested Company RSU Award shall only be entitled to receive the RSU Award Payment in respect of such canceled Vested Company RSU Award. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate RSU Award Payments to an account identified by the Company prior to the Effective Time. Payments of RSU Award Payments shall be made by Buyer or an Affiliate of Buyer as promptly as reasonably practicable (but in any event no later than five (5) Business Days) after the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Vested Company RSU Award to the extent necessary to avoid the imposition of additional tax under Section 409A of the Code. All payments provided pursuant to this Section 2.03(b) shall be made through the Company’s or its Affiliates’ payroll and equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.04.

(c) Immediately prior to the Effective Time, each Company Share Option and each Company RSU Award (or portion thereof) that is outstanding as of immediately prior to the Effective Time and is not Vested shall, as of the Closing, be converted into and substituted with a Cash Award pursuant to the terms of the applicable Company Share Plan. Such Cash Award will remain subject to the same time-vesting terms and conditions that applied to the substituted Company Share Option or Company RSU Award, as applicable, as in effect immediately prior to the Closing, including the requirement of continued service with Buyer or its Affiliates through the applicable vesting date, and the applicable cash amounts shall be paid out, without interest and less any applicable tax withholdings, on the next payroll date following the applicable vesting dates, as long as the applicable portion of the Cash Award became or becomes vested prior to the applicable holder’s termination of service with Buyer and its Affiliates. Subject to the foregoing, each Cash Award shall be subject to vesting, payment and other terms and conditions that are no less favorable to the holder thereof than the vesting, payment and other terms and conditions that applied to the corresponding award to which it relates as of immediately prior to the Effective Time, and shall comply with Section 409A of the Code, to the extent applicable.

(d) As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as necessary to provide that, with respect to the ESPP, (i) the ESPP shall be suspended such that no new offering periods will commence following the date of this Agreement, (ii) the offering period in effect as of the date hereof will end on the earlier of its regular end date and fourteen (14) Business Days prior to the Effective Time, (iii) the ESPP will, contingent upon the occurrence of the Closing, be terminated on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter, and (iv) the Company will promptly refund all participant contributions remaining in the ESPP after processing the purchase of Company Ordinary Shares under the ESPP.

(e) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Share Plans or the ESPP) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards, the Cash Awards, and the ESPP pursuant to this Section 2.03, which resolutions will also provide that such Company Equity Awards shall terminate conditioned upon, and effective immediately after, the Effective Time.

Section 2.04 Withholding Rights. Buyer, the Company, any of their respective affiliates, and any other person shall be entitled to deduct and withhold from any consideration or other amount otherwise payable pursuant to this Agreement or the Scheme of Arrangement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Tax Law in any applicable jurisdiction; provided that Buyer, the Company, or any of their respective affiliates, if applicable, will, except with respect to withholding on compensatory payments, (a) provide reasonable advance notice of any such withholding or deduction and (b) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld and duly and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.05 Company and Buyer Actions Prior to and at Closing.

(a) On or prior to the Closing Date, the Company shall procure that a meeting of the Company Board (or a duly authorized committee thereof) is held at which resolutions are passed (conditional upon the delivery of the Court Order to the Registrar of Companies in Jersey for registration and effective as of the Effective Time) approving:

(i) the transfer to Buyer of the Company Ordinary Shares provided to be transferred under the Scheme of Arrangement and the registration as a member of such person(s) in accordance with the Scheme of Arrangement in respect of such Company Ordinary Shares;

(ii) the removal or resignation of the directors of the Company notified by Buyer to the Company;

(iii) the removal or resignation of the secretary and/or corporate administrator to the Company (if determined and notified by the Buyer to the Company);

(iv) the appointment of such persons as Buyer shall determine as the directors of the Company.

(b) On or prior to the Closing Date, Buyer shall procure that a meeting of the board of directors of Buyer or equivalent governing body (or a duly authorized committee thereof) is held at which resolutions are passed (conditional upon the delivery of the Court Order to the Registrar of Companies in Jersey for registration and effective as of the Effective Time) approving the payment of the Consideration to the Exchange Agent, for the benefit of the Company Shareholders.

(c) On the Closing Date, the Company shall:

(i) deliver the Court Order to the Registrar of Companies in Jersey for registration with a copy to Buyer;

(ii) deliver to Buyer a certified copy of the resolutions referred to in Section 2.05(a);

(iii) deliver to Buyer a letter of resignation (or evidence of removal) from each director who resigns (or is removed) in accordance with Section 2.05(a)(ii);

(iv) deliver to Buyer a letter of resignation (or evidence of removal) from each relevant person who resigns (or is removed) in accordance with Section 2.05(a)(iii); and

(v) deliver to Buyer all Certificates received by the Company in respect of the Company Ordinary Shares (if any) transferred to Buyer in accordance with the Scheme of Arrangement; provided that to the extent any such Certificates are received after the Closing Date, delivery to Buyer shall be made as promptly as reasonably practicable thereafter.

Section 2.06 Further Assurances. If at any time before or after the Effective Time, Buyer or the Company reasonably believes that any further instruments, deeds, documents, conveyances or assignments are reasonably necessary to consummate the Transaction, then Buyer and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds or assignments reasonably necessary to consummate the Transaction and to carry out the intent and purposes of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or have been Made Available to Buyer) and other than any statements (i) solely in the “Risk Factors” sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements and (ii) in any forward-looking statements in such Company SEC Documents or other disclosures that are cautionary, predicative, forward-looking or speculate about future developments, it being understood that any matters disclosed in such filings shall not be deemed disclosed for purposes of Sections 3.01, 3.02, 3.04, 3.05, 3.23, 3.24 or 3.26, or (b) as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or Subsection of the Company Disclosure Schedule where the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Buyer as follows:

Section 3.01 Corporate Existence and Power. The Company is a public limited company duly incorporated, validly existing and in good standing under the Laws of the Bailiwick of Jersey and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Buyer complete and correct copies of: (i) the Company’s memorandum and articles of association (the “Company Articles of Association”); and (ii) the Company’s consent to issue shares as issued under the Control of Borrowing (Jersey) Order 1958 (the “COBO Consent”), each as currently in effect. Each of the Company Articles of Association and COBO Consent is in full force and effect and the Company is not in violation of the Company Articles of Association or COBO Consent in any material respect.

Section 3.02 Corporate Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to Section 3.03, upon receipt of the Company Shareholder Approval and the Court Order, will have the requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and, except for the Company Shareholder Approval and the filing of the required documents and other actions in connection with the Scheme of Arrangement with, and subject to receipt of the required sanctioning of the Scheme of Arrangement by, the Court, no other corporate action on the part of the Company or vote of the Company Shareholders is necessary to authorize the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the consummation of the Transaction. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(b) The Company Board has duly and validly adopted resolutions (i) approving and declaring advisable this Agreement, the other Company Transaction Documents and the transactions contemplated hereby (including the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby) and thereby, (ii) declaring that it is in the best interests of the Company Shareholders that the Company enter into this Agreement and consummate the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein, and (iii) directing that an application be made to the Court pursuant to the Scheme of Arrangement. The Company Board has further resolved that it will, subject to Section 5.03, recommend that the Company Shareholders vote in favor of all the resolutions comprising the Company Shareholder Approval at a duly held meeting of such shareholders for such purposes (such recommendation referred to herein as the “Company Recommendation”). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way.

Section 3.03 Governmental Authorization. Other than in connection with or in compliance with (i) the Companies Law, (ii) the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) CFIUS Laws and Regulations and (vii) the National Security and Investment Act 2021of the United Kingdom (the “Foreign Investment Laws”) and the antitrust, competition or similar Laws set forth in Section 3.03 of the Company Disclosure Schedule, and, subject to the accuracy of the representations and warranties of Buyer in Section 4.02(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Authority is necessary, under Applicable Law, for the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification, acceleration or other change of any material obligation or to the loss of a material benefit under any Company Material Contract binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) (other than Permitted Liens and any Liens created in connection with any action taken by Buyer or its Affiliates), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries or any contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Company Articles of Association or the organizational documents of the Company’s Subsidiaries or (iii) conflict with or violate any Applicable Law, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Capitalization.

(a) The authorized share capital of the Company consists of (i) 300,000,000 ordinary shares with a par value of $0.012 each (the “Company Ordinary Shares”), and (ii) 5,000,000 preferred shares with a par value $0.012 each (the “Company Preferred Shares”). At the close of business on December 3, 2021 (the “Capitalization Date”): (A) 66,635,484 Company Ordinary Shares were issued and outstanding; (B) Company Share Options to purchase an aggregate of 4,146,977 Company Ordinary Shares were issued and outstanding; (C) an aggregate of 3,360,277 Company Ordinary Shares were subject to outstanding Company RSU Awards; (D) an aggregate of 507,474 Company Ordinary Shares were reserved for issuance pursuant to the ESPP; (E) an aggregate of zero Company Ordinary Shares were held in the treasury of the Company; and (F) zero Company Preferred Shares were issued and outstanding. The Company has not adopted any Statement of Rights (as defined in the Company Articles of Association) with respect to Preferred Shares or otherwise. Since the Capitalization Date, the Company has not issued any securities (including derivative or convertible securities) except for (A) Company Ordinary Shares issued upon exercise or settlement of Company Share Options or Company RSU Awards or (B) pursuant to the terms of any Company Employee Plan in accordance with Section 5.01(b).

(b) Section 3.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Share Options, including the number of Company Ordinary Shares subject to such award, the name of the holder, the grant date, the vesting schedule, the exercise or purchase price per share, and whether each such Company Share Option is a Vested Company Share Option and (ii) all outstanding Company RSU Awards, including the name of the holder, the grant date, the vesting schedule, the number of Company Ordinary Shares subject to each Company RSU Award, and whether each such Company RSU Award is a Vested Company RSU Award.

(c) Except as set forth in this Section 3.05 and for changes since the Capitalization Date resulting from (x) the exercise or settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 5.01(b)(iv), or (y) the purchase of Company Ordinary Shares under the ESPP as permitted hereunder, there are no outstanding (i) capital shares or voting securities of the Company or any of its Subsidiaries (whether Company Ordinary Shares, Company Preferred Shares or otherwise), (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital shares or voting securities of the Company or any of its Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any share capital or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, share capital or other voting securities or ownership interests in, the Company or any of its Subsidiaries, (iv) restricted shares, share appreciation rights, performance shares, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of, or other voting securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i)-(iv), whether in reference to the Company or any of its Subsidiaries, being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares capital of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any share capital of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Share Options, Company RSU Awards and rights under the ESPP may, by their terms, be treated in accordance with Section 2.03. No Subsidiary of the Company owns any Company Securities (other than an ownership interest in any other Subsidiary of the Company). As of the date hereof, there are no accrued but unpaid dividends with respect to the Company Securities.

(d) All outstanding Company Ordinary Shares have been, and all shares that may be issued pursuant to any Company Share Plan or the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of Applicable Law or Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. None of the outstanding Company Ordinary Shares have been issued in violation of any foreign, federal or state securities laws.

Section 3.06 Subsidiaries.

(a) Section 3.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Except for securities held by the Company in connection with its ordinary course treasury investment activities and investments that are fully impaired, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interest in, any other Person.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under Applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary.

(c) None of the Company’s Subsidiaries, as of the date hereof, is in violation of any of its articles of association, certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents, in each case as amended to and in effect as of the date hereof, except for any such violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Buyer complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended March 31, 2020 and March 31, 2021, (ii) its proxy or information statements relating to meetings of Company Shareholders since January 1, 2020 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2020 (the documents referred to in this Section 3.07(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).

(b) Since January 1, 2020 through the date hereof, the Company has filed with the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required. As of the date hereof, no Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing or, as of the date each such filing became effective), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing or, as of the date each such filing became effective), no Company SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. The Company has Made Available to Buyer any material correspondence between the SEC and the Company since January 1, 2020 not reflected in the Company SEC Documents.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with the SEC by the Company since January 1, 2020 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date hereof, to the Knowledge of the Company, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

(g) Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 3.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents (i) have complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain information and footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring adjustments in the case of any unaudited interim financial statements with respect to clauses (ii) or (iii).

(b) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) (“Internal Controls”) is reasonably sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended March 31, 2021 (nor has any such material weakness been identified since such date through the date hereof).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed and established, and the management of the Company has enforced such disclosure controls and procedures in all material respects, to ensure reliability of the Company’s financial reporting, including that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2020, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim in writing or, to the Knowledge of the Company, orally that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, a material violation of securities Laws or a breach of fiduciary duty.

Section 3.09 Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof (except for actions taken in connection with the transactions contemplated by this Agreement), (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures) and (b) there has not been any event, change, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than: (a) liabilities or obligations disclosed or reflected and reserved against in the Company Balance Sheet; (b) liabilities or obligations incurred since the Company Balance Sheet Date and in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability or obligation under any Applicable Law that individually, or in the aggregate, would be material to the Company); (c) executory liabilities or obligations arising under Contracts to which the Company or any of its Subsidiaries is a party (none of which relate to breach of such Contract); (d) liabilities or obligations pursuant to the terms of this Agreement; and (e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof and for the past one (1) year, (i) there is and has been no Proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding Order or settlement agreement. To the Knowledge of the Company, there is no pending or threatened in writing Proceeding or outstanding Order or settlement agreement that challenges the validity or propriety of, or that seeks to prevent, impair or delay consummation of, the Transaction.

Section 3.12 Compliance with Applicable Law.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, for the past two (2) years, has been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice for the past two (2) years through the date hereof that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. For the past two (2) years, no representation, warranty and certification made by the Company and its Subsidiaries to any Governmental Authority in connection with a Contract with a Governmental Authority was knowingly inaccurate in any material respect as of the effective date thereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Governmental Authorizations.

(c) The Company, its Subsidiaries, and their directors, officers, and employees, and to the Knowledge of the Company, any agents while acting on their behalf, are and in the past five (5) years have been in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations (collectively, “Trade Controls”).

(d) None of the Company or its Subsidiaries, or their directors, officers, or employees, nor to the Knowledge of the Company, any agents acting on their behalf, is or has been (i) identified on any Sanctions-related list of restricted or blocked persons; (ii) organized, resident, or located in any country or territory that is itself the subject of comprehensive sanctions (currently including Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine); or (iii) owned or controlled by any Person or Persons described in clause (i) or (ii).

(e) There have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Trade Controls involving the Company or any of its Subsidiaries, and to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspected or confirmed violations thereof.

Section 3.13 Certain Business Practices. For the past three (3) years, none of the Company nor any of its Subsidiaries, and to the Knowledge of the Company, none of their Representatives or Channel Partners acting on the Company’s or its Subsidiaries’ behalf, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other Applicable Law governing corruption or bribery.

Section 3.14 Material Contracts.

(a) Except (i) as filed as exhibits to the Company SEC Documents (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or have been Made Available to Buyer), (ii) this Agreement and the other agreements entered into in connection with the transactions contemplated hereby, (iii) for the Company Employee Plans and (iv) as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) that is with the ten (10) largest customers of the Company (as determined based on annual recurring revenue for the fiscal year ended March 31, 2021) (excluding Channel Partners);

(iii) that is with the top ten (10) suppliers/vendors of the Company (as determined by total payments for the fiscal year ended March 31, 2021);

(iv) that is with the top ten (10) Channel Partners of the Company (as determined based on annual recurring revenue for the fiscal year ended March 31, 2021);

(v) evidencing a capital expenditure for which future payments are required in excess of $5,000,000;

(vi) containing a covenant limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any activity or line of business or to compete with any Person in any geographic area, that in each case are material to the Company or any Subsidiary of the Company taken as a whole and where the annual payments under the Contract to the Company or such Subsidiary of the Company are in excess of $5,000,000 in the aggregate for the prior fiscal year;

(vii) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $5,000,000 (excluding, for the avoidance of doubt, intercompany loans between or among the Company and any of its Subsidiaries);

(viii) that (i) contains “most favored nation” pricing provisions from the Company or any Subsidiary of the Company or its Affiliates in favor of, (ii) contains “take or pay” or minimum purchase or supply requirements in favor of or (iii) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third party where the annual payments to or from the Company or such Subsidiary of the Company are in excess of $1,000,000 for the prior fiscal year;

(ix) that is a license granted by the Company or any Subsidiary of the Company to Company Intellectual Property that is material to the Company and its Subsidiaries of the Company taken as a whole, in each case other than non-exclusive licenses of Company Intellectual Property granted to third parties in the ordinary course of business;

(x) that is a license of Third Party Rights granted to the Company or any Subsidiary of the Company that is material to the Company and the Subsidiaries of the Company taken as a whole, excluding Contracts for commercial available software involving payments of less than $5,000,000 in the aggregate;

(xi) under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person in excess of $2,000,000 in the aggregate (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

(xii) under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business or the assets or properties of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $5,000,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(xiii) relating to a partnership, joint venture or other similar arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five (5) percent or more of the Company Ordinary Shares, on the other hand, except for any commercial Contracts entered into on arm’s length terms in the ordinary course of businesses and Employee Plans;

(xv) entered into since January 1, 2021 in connection with the settlement or other resolution of any litigation, suit, Action or proceeding under which the Company or any of its Subsidiaries have any material continuing obligations, liabilities or restrictions, or that involved payment (or an obligation to make a payment) by the Company or any of its Subsidiaries of more than $1,000,000;

(xvi) that is with the top fifteen (15) largest customers of the Company that are a Governmental Authority (as determined based on annual recurring revenue for the fiscal year ended March 31, 2021); and

(xvii) committing the Company or any of its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xvi).

(b) Each Contract of the type described above in Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (A) legal, valid and binding agreements of the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

Section 3.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws in all material respects. Each such Company Return is true, correct, and complete in all material respects. The Company and each of its Subsidiaries have timely paid all material Taxes that have become due and payable by them, regardless of whether shown as due and owing on such Company Return. The Company and each of its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) No Tax liabilities of the Company or any of its Subsidiaries are the subject of any on-going material Proceeding with a Taxing Authority. To the Knowledge of the Company, there is no Proceeding pending or threatened against the Company or any of its Subsidiaries in respect of any Tax. No Proceeding has been commenced in writing (or to the Knowledge of the Company, threatened) by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries is not resident for Tax purposes. Neither the Company nor any of its Subsidiaries has received any written notice from any Taxing Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns asserting that the Company or any of its Subsidiaries is required to file a Tax Return with that jurisdiction or that the Company or any Subsidiary is liable to such jurisdiction for any material Taxes.

(c) There is no (i) extension of any statute of limitations on the assessment of any material amount of Taxes granted by the Company or any Subsidiary currently in effect (other than pursuant to extensions of time to file Tax Returns automatically granted and extensions granted in the normal course of Tax audit management), (ii) agreement with a Taxing Authority to any extension of time for filing any material Tax Return which has not been filed (other than extensions of time for filing automatically granted), or (iii) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2) years prior to the date hereof.

(e) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations for VAT purposes or for any UK corporation tax purposes, that has filed a combined, consolidated or unitary Tax Return (other than in each case such a group containing only members of the group of which the Company or one of its Subsidiaries is or was the common parent). Neither the Company nor any of its Subsidiaries has any liability for Taxes that are directly or primarily chargeable against any Person (other than the Company, any of its Subsidiaries or any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Applicable Laws, including pursuant to Treasury Regulations Section 1.1502-6, or as a transferee or successor.

(f) There are no material Tax sharing agreements (including pursuant to section 59F of the Taxes Management Act 1970 (group payment arrangements) other than customary commercial or financial arrangements entered into in the ordinary course of business), with respect to which the Company or any of its Subsidiaries is a party or has any liability.

(g) Neither the Company nor any Subsidiary has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or under a corresponding or similar provision of U.S. state, local, or non-U.S. law.

(h) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any “closing agreement” described in Section 7121 of the Code (or any corresponding provision of Applicable Law) or other written agreement with a Taxing Authority regarding Taxes or Tax matters or (ii) has requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any corresponding or similar provision of Applicable Law), in each case prior to Closing; (ii) installment sale or open transaction disposition made or prepaid amount received prior to the Closing, in each case, other than amounts received in the ordinary course of business; (iii) intercompany transaction entered into prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of Applicable Law) relating to transactions occurring prior to the Closing; (iv) gain recognition agreement under Section 367 of the Code (or any corresponding provision of Applicable Law); or (v) election under Section 965(h) of the Code (or any corresponding provision of Applicable Law) made in a period or portion thereof ending on or prior to the Closing Date.

(j) (i) The Company is resident for Tax purposes in the United Kingdom only; (ii) except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has had an office or fixed place of business in a country outside of the jurisdiction of its incorporation or organization; and (iii) none of the Subsidiaries are resident for Tax purposes in a country outside of its jurisdiction of incorporation or organization. Neither the Company nor any of its Subsidiaries is classified as a “passive foreign investment company” as defined in Section 1297(a) of the Code.

(k) The Company and its Subsidiaries have complied in all material respects with (i) all Applicable Laws related to transfer pricing and (ii) all Applicable Laws related to VAT.

(l) All documents which establish or are necessary to establish the title of the Company or any of its Subsidiaries to any material asset have been duly stamped and any applicable stamp duties in respect of such documents have been duly paid.

(m) Except as set forth in Section 3.15(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have deferred payment of any Taxes pursuant to the CARES Act.

(n) Section 3.15(n) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Company’s Subsidiaries.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each U.S. Employee Plan and each Foreign Employee Plan that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to Buyer true and complete copies of each material employee handbook of the Company and its Subsidiaries and, with respect to each material Company Employee Plan, to the extent applicable, (i) a current copy (or, to the extent that the Company Employee Plan is not written, a written description) thereof and of all plan documents and any related adoption agreement, the most recent summary annual report, annuity contracts, service provider contracts, insurance contracts, policies and certificates of coverage, and trust agreement(s); (ii) the most recent summary plan description; (iii) for the three (3) most recent plan years, (A) the Form 5500 and attached schedules, (B) the audited financial statements and (C) nondiscrimination testing results; and (iv) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations by, any Governmental Authority during the past three (3) years.

(c) None of the Company Employee Plans are, and neither the Company nor any ERISA Affiliate of the Company has sponsored, maintained or contributed to, or has been obligated to contribute to, or has any liability (contingent or otherwise) with respect to (i) an employee benefit plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 3(40) of ERISA, (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a plan providing for or promising retiree medical or life insurance or other welfare benefits to any current or former employee or other service provider of any Company, or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or other Applicable Law.

(d) Each U.S. Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or an opinion letter to that effect, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each U.S. Employee Plan has been established, administered, and maintained in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA and the Code, (ii) no litigation is pending with respect to any Company Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation is threatened in writing, and (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Employee Plan.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Foreign Employee Plan and related trust, if any, complies with and has been established, administered, and maintained in compliance with (A) the Applicable Laws of the subject foreign country and (B) their terms and the terms of any industrial instruments, collective bargaining, collective labor or works council agreements, and (ii) each Foreign Employee Plan that, under the Applicable Laws of the subject foreign country, is required to be registered or approved by any Governmental Authority has been so registered or approved.

(g) Except as provided in this Agreement or as required under Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee or independent contractor of the Company or any of its Subsidiaries to additional benefits, (ii) accelerate the time of payment or vesting of any compensation or equity-based award, or (iii) trigger any payment, increase the amount payable or trigger any other obligation pursuant to any Company Employee Plan or Foreign Employee Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) trigger any payment or entitlement that constitutes, or cause any payment or entitlement that was previously paid or provided to constitute, a “parachute payment” within the meaning of Section 280G of the Code.

(i) No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes by Section 4999 of the Code or any Taxes imposed by Section 409A of the Code.

Section 3.17 Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all federal, state, and foreign Applicable Laws and industrial instruments (including, but not limited to, any modern award) respecting employment and employment practices and terms and conditions of employment, such as wages and hours, workplace safety and health, workers’ compensation, and immigration, including but not limited to, and to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, each as amended, any similar state, local, or foreign laws relating to employment practices (including the Fair Work Act 2009, discrimination legislation, and workers’ compensation legislation) and (ii) there are no arrearages in the payment of wages and any other employment entitlements or benefits, and the Company and its Subsidiaries have made provision in their accounting records for all statutory entitlements accruing to employees under Applicable Laws (including any statutory leave entitlements). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) the Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company and (B) to the Knowledge of the Company, no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, the Company and its Subsidiaries do not have any liability for, and are not the subject of any internal or external complaints, claims, audits, or investigations regarding, the misclassification of any individual as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by the Company and its Subsidiaries and no such independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) has been improperly excluded from any U.S. Employee Plan.

(c) Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any enterprise agreement, collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States or Australia in the ordinary course of business. As of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, works council or labor organization nor is there pending or threatened in writing, any material labor strike or lockout involving the Company or any Subsidiary of the Company.

(d) The Company warrants that it has made all Superannuation Commitments when due and has made Superannuation Commitments only to superannuation funds which are complying superannuation funds within the meaning of the Superannuation Industry (Supervision) Act 1993.

Section 3.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with all Applicable Laws, (b) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (c) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (d) since January 1, 2020, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 3.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(c) as of the date hereof, no claim or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law; and

(d) to the Knowledge of the Company, since January 1, 2020 through the date hereof, no Hazardous Substance has been released as a result of the operation of the business of the Company and its Subsidiaries.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of all Patents, pending applications to register Patents, registered Marks and pending applications to register Marks, registered Copyrights and pending applications to register Copyrights, and domain names owned or purported to be owned by the Company and its Subsidiaries, in each such case that are included in the Company Intellectual Property as of the date hereof. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are valid, subsisting, and enforceable, have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, or registrations that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2020 through the date hereof, there have been, and as of the date hereof there are, no legal disputes or claims pending, or, to the Knowledge of the Company, threatened in writing, alleging infringement or misappropriation of any Intellectual Property of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe any Third Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there is no infringement by any Person of any of the Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets included in the Company Intellectual Property (including, without limitation, entering into confidentiality and nondisclosure agreements and work for hire or intellectual property assignment agreements with all officers and employees of, and consultants to, the Group Companies with access to or knowledge of any Company Intellectual Property).

(g) No present or former employee, officer, or director of the Company or any of its Subsidiaries, or agent or outside contractor or consultant of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, to any Company Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship that were created by any employee of the Company or any of its Subsidiaries on behalf of the Company or any of its Subsidiaries were made in the regular course of such employee’s employment or service relationships with the Company or its applicable Subsidiary using the Company or its applicable Subsidiary’s facilities and resources and, as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, in or to any Company Intellectual Property or material computer software owned, or purported to be owned by the Company and its Subsidiaries (“Proprietary Software”).

(h) Neither the Company or any of its Subsidiaries, nor any other Person acting on behalf of the Company or its Subsidiaries, have disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any Source Code of the Proprietary Software. Schedule 3.20(h) identifies each contract pursuant to which any Company or any of its Subsidiaries have deposited, or is or may be required to deposit, with an escrow agent or any other Person any Source Code, and further describes whether the execution of this Agreement or the consummation of the transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or its Subsidiaries, or any Person acting on behalf of the Company or its Subsidiaries, of any Source Code.

(i) The Company and its Subsidiaries maintain (i) machine readable copies of the Proprietary Software, and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company and its Subsidiaries, currently made available to the Company and its Subsidiaries’ customers, or currently supported by the Company and its Subsidiaries. The Group Companies maintain at least one copy of the Source Code, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code.

(j) The Proprietary Software is in material compliance with any material applicable warranty or contractual commitment relating to the use, functionality, or performance of the Proprietary Software, and to the Knowledge of the Company, there are no pending or threatened (in writing) claims alleging any such failure. There exist no technical problems with any Proprietary Software that materially and adversely affect the performance of such Proprietary Software other than routine software bugs and or glitches that may be remedied in the ordinary course of the business of the Company or Subsidiaries.

(k) No product that is distributed only in object code form by the Company or its Subsidiaries contains, incorporates, links or calls to any Open Source Software in a manner that obligates the Company or its applicable Subsidiary to disclose, make available, offer or deliver any portion of the source code of such product or component thereof to any third party other than the applicable Open Source Software, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) The software, Proprietary Software, computer systems, servers, websites, firmware, middleware, data communication lines, routers, hubs, switches, network equipment, computer hardware and all other information technology equipment (and all associated documentation) owned, leased, licensed, or used by or on behalf of the Company and its Subsidiaries (“IT Systems”) (i) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) are free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced continued substandard performance or other adverse events within the past three (3) years, and (iv) to the Knowledge of the Company, do not contain any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company IT Asset, or any spyware or adware. The Company and its Subsidiaries have implemented commercially reasonable anti-malware, backup, security, business continuity, and disaster recovery measures and technology. The Company and its Subsidiaries have implemented and maintain a comprehensive information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the availability, integrity and security of the IT Systems and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms in all material respects, and at all times has conformed in all material respects, to the Data Privacy/Security Requirements and any public statements made by the Company and its Subsidiaries regarding the Security Plan. Except as set forth in Section 3.20(l) of the Company Disclosure Schedule, in the past three (3) years, to the Knowledge of the Company, (i) there has been no loss, damage, misuse or unauthorized use, access, modification, destruction, disclosure, or other breach of the Personal Information maintained by or on behalf of the Company or its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company to individuals and/or Governmental Authorities is required under Data Privacy/Security Requirements), and (ii) there has been no security breach of, unauthorized access to, unauthorized use of, or malicious code that has materially and adversely affected the Company’s IT Systems in, any of the IT Systems of the Company or any of its Subsidiaries.

(m) For purposes of this Agreement:

(i) “Company Intellectual Property” means all material Intellectual Property owned by the Company and its Subsidiaries and used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as of the date hereof.

(ii) “Data Privacy/Security Requirements” means (i) the Company and its Subsidiaries’ internal and public-facing privacy and data security policies, (ii) all Privacy Laws, and (iii) all contractual obligations binding on the Company concerning information security and data privacy (including the Processing of Personal Information).

(iii) “Intellectual Property” means:

(A) patents and patent applications (collectively, “Patents”);

(B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and

(D) rights under applicable U.S. state and federal trade secret laws as are applicable in know-how and confidential information, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”).

(iv) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copy left or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(v) “Personal Information” means any information that identifies a natural Person and that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” under applicable Privacy Law and is regulated under such Privacy Law.

(vi) “Privacy Laws” means all applicable Laws and governmental orders issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information, including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the General Data Protection Regulation (Regulation (EU) 2016/679), the UK General Data Protection Regulation and the Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation (SC 2010, c 23), and all other similar international, federal, state, provincial, and local Laws.

(vii) “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

(viii) “Source Code” means, collectively, any software source code of the Proprietary Software, or any material portion or aspect of the Proprietary Software’s source code, or any material proprietary information or algorithm contained in any Proprietary Software’s source code, including material related documentation.

Section 3.21 Properties.

(a) No real property is owned in fee (equivalent under Applicable Law) by the Company or any of its Subsidiaries.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”) and the address for each Company Leased Real Property. Each lease agreement pursuant to which such Company Leased Property is occupied by the Company or a Subsidiary is valid and in full force and effect and, to the Knowledge of the Company, no party thereto is in material violation thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, the Company Owned Property and the Company Leased Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 3.22 Data Privacy. The Company and its Subsidiaries comply, and at all times in the last three (3) years have complied, in all material respects with all Data Privacy/Security Requirements. To the Knowledge of the Company, all vendors, processors, subcontractors and other Persons acting for or on behalf of the Company and its Subsidiaries in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the IT Systems or the Personal Information in the possession or control of the Company and its Subsidiaries materially comply, and at all times in the last three (3) years have materially complied, with the Data Privacy/Security Requirements. Neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will result in a material breach or otherwise cause any material violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. There are no, and have not been in the last three (3) years, any actions pending or threatened in writing against any the Company and its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof. At all times in the last three (3) years, the Company and its Subsidiaries have posted a privacy policy governing its collection and use of information and data in a clear and conspicuous location on all user-facing pages on each of its websites. No disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission) in any material respect.

Section 3.23 Takeover Statutes. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations applicable to Company, the Company Ordinary Shares, the Transaction or any other transactions contemplated by this Agreement.

Section 3.24 Brokers’ Fees. Except for Citigroup Global Markets Inc. (“Citi”), there are no investment bankers, brokers, finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Transaction.

Section 3.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement (including, for the avoidance of any doubt, the Scheme Document) will not, at the time the Proxy Statement is first mailed to the Company Shareholders and at the time of the Scheme Meeting and the Company GM to be held in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer in writing expressly for inclusion therein. The Company shall use its reasonable best efforts to cause the Proxy Statement (excluding any portion thereof based on information supplied by Buyer in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) to comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable provisions of the Companies Law, and the Scheme of Arrangement to comply in all material respects with the provisions of the Companies Law.

Section 3.26 Opinion of Financial Advisor. The Company Board has received an opinion from Citi to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be received by holders of Company Ordinary Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than, as applicable, Buyer and its Affiliates). A signed copy of such opinion shall be delivered to Buyer as soon as reasonably practicable after receipt thereof by the Company, for informational purposes only.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that:

Section 4.01 Corporate Existence and Power. Buyer is a private limited company duly incorporated, validly existing and in good standing under the Laws of England & Wales and has all corporate powers required to carry on its business as now conducted.

Section 4.02 Corporate Authorization. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by Buyer in connection with the transactions contemplated hereby (together with this Agreement, the “Buyer Transaction Documents”) and, subject to Section 4.03, upon receipt of the Court Order, will have the requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and, except for the filing of the required documents and other actions in connection with the Scheme of Arrangement with, and subject to receipt of the required sanctioning of the Scheme of Arrangement by, the Court, no other corporate action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation of the Transaction. Each of the Buyer Transaction Documents has been duly and validly executed and delivered by Buyer and, assuming each such Buyer Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Buyer Transaction Documents constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. Other than in connection with or in compliance with (i) the Companies Law, (ii) the Exchange Act, (iii) the Securities Act, (iii) the HSR Act, (iv) CFIUS Laws and Regulations, Foreign Investment Laws, and the antitrust, competition, or similar Laws outside of the United States set forth in Section 3.03 of the Company Disclosure Schedule and, subject to the accuracy of the representations and warranties of the Company in Section 3.02(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Authority is necessary, under Applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, suspension, limitation or impairment of any right of Buyer or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Buyer or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of Liens (other than Permitted Liens and any Liens created in connection with any action taken by the Company or its Affiliates), in each case, upon any of the properties or assets of Buyer or any of its Subsidiaries or any contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the organizational documents of Buyer or its Subsidiaries or (iii) conflict with or violate any Applicable Law, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05 No Vote of Buyer Shareholders; Required Approval. No vote or consent of the holders of any class or series of shares of Buyer or the holders of any other securities of Buyer (equity or otherwise) is necessary to adopt this Agreement or to approve the Transaction or the other transactions contemplated by this Agreement.

Section 4.06 Litigation. As of the date hereof, there is no Proceeding pending, or, to the knowledge of Buyer, threatened, that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date hereof, neither Buyer nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.07 Available Funds.

(a) Buyer has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) each fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”) and (ii) a fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and (subject to redactions so long as such redaction does not cover terms that could affect the conditionality, amount, availability or termination of the Debt Financing) fee letter(s) from the Debt Financing Sources identified therein (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, amendment, modification or waiver is contemplated. Buyer has fully paid any and all commitment fees, other fees and other amounts due on or prior to the date hereof in connection with the Financing Commitment Letters. Assuming the Financing is funded in accordance with the Equity Commitment Letters and the Debt Commitment Letter, as applicable, the net cash proceeds contemplated by the Equity Commitment Letters and the Debt Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) will, in the aggregate, be sufficient for Buyer to pay the amounts required to be paid in connection with the Transaction and the other transactions contemplated hereby, including payment of the Aggregate Transaction Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement, the Company Credit Agreement or the Debt Commitment Letter, to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses (collectively, the “Financing Purposes”). As of the date hereof, the Financing Commitment Letters are, as to Buyer and, to Buyer’s knowledge, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, the Financing Commitment Letters are in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto, under any of the Financing Commitment Letters. As of the date hereof, Buyer does not have any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Buyer on the date of the Closing. The Financing Commitment Letters contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Financing available to Buyer on the terms therein. As of the date hereof, there are no side letters or other agreements, arrangements or understandings to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing. Each Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available to Buyer on the date on which the Closing should occur pursuant to Section 1.02. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing or any other financing.

Section 4.08 Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3, Buyer and its Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement and any debt financing (including, without limitation, any Debt Financing) occurring in connection therewith. No transfer of property is being made by Buyer or any of its Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Buyer or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) with the actual intent to hinder, delay or defraud either present or future creditors of the Company, Buyer or any of their respective Subsidiaries. For purposes of this Section 4.08, the term “Solvent”, or any derivation thereof, when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed as of such date to be engaged following such date and (z) such Person will be able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature.

Section 4.09 Fee Funding Agreements. Buyer has furnished the Company with a duly executed, true, complete and correct copy of each Fee Funding Agreement. Each Fee Funding Agreement is in full force and effect. Each Fee Funding Agreement is (i) a legal, valid and binding obligation of the respective Equity Investor and (ii) enforceable in accordance with its respective terms against such Equity Investor, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There is no breach or default under any Fee Funding Agreement by any Equity Investor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by any Equity Investor.

Section 4.10 Absence of Certain Agreements. As of the date hereof, neither Buyer nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any Company Shareholder would be entitled to receive, in respect of any share capital of the Company, consideration of a different amount or nature than the Consideration or pursuant to which any Company Shareholder has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any Company Shareholder has agreed to make an investment in, or contribution to, Buyer in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Buyer, any Equity Investor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of Buyer or the Equity Investors (or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Buyer)) has entered into any Contract with any Person (other than amongst the Equity Investors) prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Transaction.

Section 4.11 Share Ownership. Buyer does not own any capital shares of the Company.

Section 4.12 Information Supplied. The information supplied or to be supplied by Buyer in writing for inclusion in the Proxy Statement (including, for the avoidance of any doubt, the Scheme Document) will not, at the time the Proxy Statement is first mailed to the Company Shareholders and at the time of the Scheme Meeting and the Company GM to be held in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 4.13 Takeover Statutes. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations applicable to Buyer, the Transaction or any other transactions contemplated by this Agreement.

Section 4.14 Brokers’ Fees. Except for Qatalyst Partners, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.01 Conduct of the Company.

(a) Except for matters (i) required by the terms of this Agreement, (ii) set forth in Section 5.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Buyer shall be deemed to have consented in writing if it provides no written response within five (5) Business Days after a written request by the Company for such consent in compliance with the terms of Section 8.01), from the date hereof until the Effective Time, the Company (1) shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (x) conduct its business in the ordinary course, consistent with past practice, and (y) preserve substantially intact its business organization and material business relationships; provided that, in each case, the Company and its Subsidiaries may continue any necessary or advisable changes in their respective business practices adopted prior to the date hereof in response to COVID-19 and any COVID-19 Measures, and the Company and its Subsidiaries may take such further actions as are required or recommended in response to COVID-19 by any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) reasonably respond in good faith to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided further that no inaction by the Company or any of its Subsidiaries with respect to matters prohibited by any provision of Section 5.01(b) may be taken into consideration in determining whether a breach of this Section 5.01(a) has occurred unless such action would constitute a breach of such other provision. In addition, the Company acknowledges the representations and agrees to the obligations set forth in Section 5.01(a)(3) of the Company Disclosure Schedule.

(b) Without limiting the generality of the foregoing, except for matters (i) required by the terms of this Agreement, (ii) set forth in Section 5.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Buyer shall be deemed to have consented in writing if it provides no written response within five (5) Business Days after a written request by the Company for such consent in compliance with the terms of Section 8.01), from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend the Company Articles of Association, or amend in a manner materially adverse to the Company any organizational documents of the Company’s Subsidiaries;

(ii) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, share capital, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any Company Securities, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent;

(iii) (A) split, combine, subdivide or reclassify any Company Securities, (B) except as otherwise provided in Section 5.01(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Securities, or (C) purchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any Company Securities, except for acquisitions of Company Ordinary Shares by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price and/or withholding taxes or in accordance with the terms of the ESPP;

(iv) issue or authorize the issuance of, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities, other than (A) the issuance of Company Ordinary Shares upon the exercise of Company Share Options or pursuant to the terms of Company RSU Awards that are outstanding on the date hereof or issued pursuant to clause (C) and not in violation of this Agreement, in each case in accordance with the applicable terms of such Company Equity Award, (B) the grant of Company Equity Awards to employees at a level below Senior Vice President that are made in the ordinary course of business consistent with past practice, in connection with new hires, performance recognition, and promotions (but not, for the avoidance of doubt, in connection with 2022 annual grants under the Company Share Plan) that (i) for any such individual employee do not exceed 20,000 Company Ordinary Shares and in the aggregate do not exceed 135,000 Company Ordinary Shares, (ii) contain a vesting schedule and vesting terms that are consistent in all material respect with similar Company Equity Awards issued by the Company in the ordinary course of business, and (iii) do not contain terms (and are not granted pursuant to terms contained in other agreements with award recipients) that cause such awards to otherwise become Vested (without any further action of the Company) upon (or immediately prior to) the consummation the Transaction, (C) grants or awards of Company Securities required to be made pursuant to the terms of existing Company Employee Plans in effect as of the date hereof, or (D) the issuance of Company Ordinary Shares in connection with the ESPP pursuant to the terms thereof;

(v) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring or recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(vi) except as required to be made pursuant to the terms of any Company Employee Plan, (a) hire any new employee or terminate the employment of any employee of the Company or any Subsidiary, in each case other than with respect to employees at a level below Senior Vice President, (b) grant to any current or former director, employee, or officer any material increase in compensation, benefits, or bonuses other than increases in the ordinary course of business consistent with past practice in an amount that does not exceed 3% of such employees’ annual base compensation in the aggregate, (c) make any Person a participant in or party to any Company Employee Plan providing for severance pay or benefits, or grant any material increase in severance compensation or grant any retention, change in control, or transaction-based pay or benefits to any current or former director, employee, or service provider of the Company or its Subsidiaries, (d) loan or advance any money or other property (or forgive or waive any such loan or advance) to any current or former director, officer, or employee of the Company or its Subsidiaries, (e) grant any equity or equity-based awards (except to the extent permitted by Section 5.01(b)(iv)), or (f) establish, adopt, enter into, terminate, or materially amend any Company Employee Plan;

(vii) adopt, enter into, engage in negotiations for, terminate or materially amend any collective bargaining agreement, works council, or other labor arrangement;

(viii) acquire, directly or indirectly, any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, amalgamation, plan of arrangement, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business (a) of inventory, supplies, intellectual property assets (on a non-exclusive basis), raw materials, equipment or similar assets or (b) that, individually or in the aggregate, involve a purchase price of not more than $30,000,000;

(ix) sell, lease, license, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any material Company Intellectual Property, material assets or material properties except (i) pursuant to contracts or commitments existing as of the date hereof that have been disclosed in Section 5.01(a)(ix) of the Company Disclosure Schedule, (ii) non-exclusive licenses of Company Intellectual Property to customers, contractors, Channel Partners, technology and other partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, or (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice;

(x) agree to any covenant limiting, in any material respect, the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Buyer or any of its Affiliates after the Effective Time;

(xi) change any of the accounting principles, methods or practices used by the Company affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC;

(xii) except for borrowings under the Company’s current credit facilities, and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, in each case in the ordinary course of business consistent with past practice, (i) incur, issue, or otherwise become liable for additional Indebtedness in excess of $5,000,000, (ii) modify in a manner adverse, in any material respect, to the Company or its Subsidiaries the terms of any Indebtedness existing as of the date hereof, or (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company);

(xiii) unless required by law, make (inconsistent with past practice), materially change or revoke any material Tax election, amend any material Tax Return, change any Tax accounting period, adopt or change any material method of Tax accounting, settle or compromise any material proceeding relating to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes (other than automatically granted extensions and extensions granted in the normal course of Tax audit management), enter into any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law), apply for any Tax ruling from any Taxing Authority or surrender any right to claim a refund of material Taxes, change its jurisdiction of Tax residence;

(xiv) incur any capital expenditures (x) at any time prior to March 31, 2022 in excess of 110% of the amount of those contemplated by the capital expenditure budget as set forth in Section 5.01(a)(xiv) of the Company Disclosure Schedule and (y) at any time after March 31, 2022 in excess of $4,000,000 per month;

(xv) enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five (5) percent or more of the Company Securities, on the other hand, except for any commercial Contracts entered into on arm’s length terms in the ordinary course of businesses;

(xvi) amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract and any termination as a result of a counterparty’s material breach), replace or release any Material Contract, or settle or compromise any material claim, liability or obligation under any Material Contract;

(xvii) enter into any settlement or other resolution of any pending or threatened Proceeding that would involve payment (or an obligation to make a payment) by the Company or any of its Subsidiaries of more than $5,000,000 individually or $15,000,000 in the aggregate (net of insurance coverage) or the imposition of equitable or injunctive relief that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or

(xviii) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 5.01 shall restrict the Company and its Subsidiaries from, or require the consent of Buyer prior to engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries.

Section 5.02 Go-Shop; Unsolicited Proposals.

(a) Notwithstanding any provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. Eastern Time on (i) January 6, 2022 (the “Go-Shop Period,” and the first (1st) calendar day immediately after the Go-Shop Period, the “Non-Solicitation Start Date”), or (ii) in respect of any Excluded Person, fifteen (15) calendar days after the Non-Solicitation Start Date (the “Cut-Off Date”), the Company and its Subsidiaries and its and their Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, encourage and facilitate, or assist or cooperate with respect to, any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission of an Acquisition Proposal, including by way of providing access to non-public information to any Person in each such case solely pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Buyer any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously Made Available to Buyer; (ii) enter into, continue, engage in and otherwise participate in any discussion or negotiation with any Person with respect to any Acquisition Proposal (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); and (iii) otherwise cooperate with, assist, participate in, and facilitate any such inquiry, proposal, offer, discussion or negotiation of any Acquisition Proposal, including through the limited waiver or release by the Company, at its sole discretion, of any standstill or similar agreement with any Person solely to enable such Person to make an Acquisition Proposal privately and confidentially to the Company Board.

(b) Except as permitted by Section 5.03(b) and Section 5.03(c) and except as permitted by this Section 5.02, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 7.01, beginning on (i) the Non-Solicitation Start Date with respect to any Person or “group” who is not an Excluded Person, or (ii) the Cut-Off Date with respect to any Excluded Person:

(i) the Company shall not, nor shall the Company permit any of its Subsidiaries to, and nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiaries’ Representatives to, and shall use reasonable best efforts to prevent its Representatives or any of its Subsidiaries’ Representatives from, directly or indirectly (other than with respect to Buyer), (A) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, relate to or that could reasonably be expected to lead to, an Acquisition Proposal (it being agreed that supplying non-public information in the ordinary course of business consistent with past practice in a manner that is not reasonably expected to lead to an Acquisition Proposal shall not be prohibited), (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding or relating to an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating or in circumstances which could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, merger agreement, acquisition agreement, or other agreement (other than an Acceptable Confidentiality Agreement or another confidentiality agreement permitted pursuant to Section 5.02(c)) with respect to or relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; and

(ii) the Company shall, and shall cause its Subsidiaries to, and shall direct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing solicitation, encouragement, facilitation, discussions or negotiations with any Third Party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, and on the Non-Solicitation Start Date or Cut-Off Date, as applicable, the Company shall cease providing any such Third Party access to non-public information of the Company and its Subsidiaries with respect to or relating to an Acquisition Proposal, and request that all non-public information with respect to or relating to an Acquisition Proposal previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

For the avoidance of doubt, this Section 5.02(b) shall in no way restrict the Company from continuing any solicitation, discussions or negotiations with one or more Excluded Persons prior to the Cut-Off Date.

(c) Notwithstanding anything to the contrary in this Section 5.02 or in Section 5.03, if, at any time on or after the Non-Solicitation Start Date, but prior to obtaining the Company Shareholder Approval, (i) the Company receives a written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.02 or Section 5.03 and (iii) the Company Board or any duly authorized committee thereof determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and, after consultation with the Company’s outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties pursuant to the Laws of the Bailiwick of Jersey, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations ((including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (and in any event within twenty-four (24) hours) provide to Buyer any non-public information concerning the Company or its Subsidiaries provided to such Third Party that was not previously provided to Buyer. Subject to the requirements of clauses (i) through (iii) of this Section 5.02(c), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party in order to clarify and understand the terms and conditions of such Acquisition Proposal made by such Third Party in order to permit the Company Board (or any duly authorized committee thereof) to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions of this Section 5.02. Notwithstanding anything in this Agreement to the contrary and notwithstanding the occurrence of the Non-Solicitation Start Date, from and after the Non-Solicitation Start Date, the Company may continue to engage in the activities described in Section 5.02(a) with respect to any Excluded Person, including with respect to any amended proposal or offer submitted by an Excluded Person following the Non-Solicitation Start Date, and the restrictions in Section 5.02(b) and Section 5.03(c) will not apply with respect thereto, until the Cut-Off Date.

(d) From and after the Non-Solicitation Start Date, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Buyer of the Company’s receipt of any Acquisition Proposal (and on the Non-Solicitation Start Date shall provide Buyer any Acquisition Proposal received during the Go-Shop Period), which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Buyer reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of all material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after receipt thereof.

(e) Except as permitted under Section 5.02(a) prior to the Non-Solicitation Start Date, the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent that the Company Board or any duly authorized committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under the Laws of the Bailiwick of Jersey.

(f) Notwithstanding anything to the contrary herein, each reference to “within twenty-four (24) hours” in this Section 5.02 shall be deemed to be a reference to “within one (1) Business Day” if the event or action giving rise to the applicable notice or delivery obligation of the Company occurs during the period beginning at 12:01 a.m. Eastern Time on December 24, 2021 and continuing until 11:59 p.m. Eastern Time on January 3, 2022.

Section 5.03 Company Recommendation.

(a) Subject to Section 5.03(b) and Section 5.03(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, in any manner adverse to Buyer, the Company Recommendation, (ii) adopt, approve, endorse, or recommend, or publicly propose to adopt, approve, endorse or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for Company Ordinary Shares within five (5) Business Days after commencement of such offer or submit any Acquisition Proposal to a vote of the Company Shareholders, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into, any letter of intent, merger agreement, acquisition agreement, or other agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement or other confidentiality agreement pursuant to Section 5.02(c)), (v) fail to issue a press release publicly reaffirming the Company Recommendation within five (5) Business Days after a request by Buyer to do so or fail to include the company Recommendation in the Proxy Statement, or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).

(b) (i) Notwithstanding anything in this Agreement to the contrary, including Section 5.03(a), at any time prior to obtaining the Company Shareholder Approval, the Company Board or any duly authorized committee thereof may, if the Company and its Subsidiaries have complied with Section 5.02 and this Section 5.03, and it determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under the Laws of the Bailiwick of Jersey, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal or (2) any fact, event, change, development or circumstance not known by the Company Board as of the date hereof (or, if known, the consequences of which were not known nor reasonably foreseeable) and becomes known by the Company Board after the date hereof and prior to the Scheme Meeting (or, if known on the date hereof, the consequences of which become known or reasonably foreseeable after the date hereof and prior to the Scheme Meeting) and not relating to (x) any Acquisition Proposal or any matter relating thereto or consequence thereof, (y) changes in the market price or trading volume of the shares of Company Ordinary Shares (but excluding the underlying causes of such a change) or (z) the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates for any period (but excluding the underlying causes of such a fact) (such fact, event, change, development, circumstance or consequences thereof, an “Intervening Event”) and/or (B) cause the Company to terminate this Agreement pursuant to Section 7.01(i) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 5.03(b) may be made and (y) no termination of this Agreement pursuant to Section 7.01(i) may be made:

(A) until after the third (3rd) Business Day following written notice from the Company advising Buyer that the Company Board or any duly authorized committee thereof intends to make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.01(i) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two (2) Business Days, and compliance with this Section 5.03(b) with respect to such new notice);

(B) unless during such three (3) Business Day period (or two (2) Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, to the extent requested by Buyer, engage in good faith negotiations with Buyer to make such adjustments to the terms and conditions of this Agreement, the Fee Funding Agreements and the Financing Commitment Letters as would enable the Company Board or a duly authorized committee thereof to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C) unless, prior to the expiration of such three (3) Business Day period (or two (2) Business Day period following an amended proposal), Buyer does not make a written proposal to adjust the terms and conditions of this Agreement, the Fee Funding Agreements and the Financing Commitment Letters that the Company Board or a duly authorized committee thereof determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) to be at least as favorable to the Company’s Shareholders as the Superior Proposal taking into account all relevant terms and conditions of Buyer’s proposal and the Superior Proposal, including legal, regulatory, financing and closing conditions).

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 5.03(b) may be made:

(A) until after the third (3rd) Business Day following written notice from the Company advising Buyer that the Company Board or any duly authorized committee thereof intends to make an Adverse Recommendation Change the material facts underlying the determination by the Company Board or a duly authorized committee thereof that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B) unless during such three (3) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Buyer, engage in good faith negotiations with Buyer to make such adjustments to the terms and conditions of this Agreement, the Fee Funding Agreements and the Financing Commitment Letters as would enable the Company Board or a duly authorized committee thereof to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C) unless, prior to the expiration of such three (3) Business Day period, the Company Board or a duly authorized committee thereof determines in good faith, taking into consideration any amendments to this Agreement, the Fee Funding Agreements and the Financing Commitment Letters proposed in writing by Buyer (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to effect an Adverse Recommendation Change inconsistent with its fiduciary duties under the Laws of the Bailiwick of Jersey.

(iv) Buyer agrees that any proposals to amend this Agreement, the Fee Funding Agreements and/or the Financing Commitment Letters in response to a Notice of Superior Proposal or a Notice of Intervening Event shall be made on a confidential basis to the Company or, if directed by the Company, the Company’s financial advisor.

(c) Nothing contained in Section 5.02 or this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position required by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board or any duly authorized committee thereof, after consultation with the Company’s outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or any disclosure requirements under the Laws of the Bailiwick of Jersey, or (iii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act; provided that nothing in this Section 5.03(c) shall permit the Company, any duly authorized committee thereof or any of its Subsidiaries or Representatives to take any action that would constitute an Adverse Recommendation Change without complying with Section 5.03(b).

Section 5.04 Responsibilities of the Parties in Respect of the Scheme of Arrangement.

(a) Company shall:

(i) take each of the actions listed in Section 5.04(a) of the Company Disclosure Schedule as soon as reasonably practicable;

(ii) prepare as promptly as reasonably practicable following the date hereof the shareholder document incorporating the Scheme of Arrangement (the “Scheme Document”), which may be included in the Proxy Statement, in accordance with Applicable Law, and all other documentation reasonably necessary to effect the Scheme of Arrangement and to convene the Scheme Meeting and the Company GM;

(iii) consult with Buyer as to the form and content of the Scheme Document and, solely to the extent the Scheme Document reflects (A) terms that are inconsistent with the terms of this Agreement (including any obligations of Buyer) or (B) disclosures about Buyer (including communications or other actions by Buyer) leading to execution of this Agreement, seek the approval of Buyer (provided that the terms of the Scheme of Arrangement shall be in all material respects in the form set out in Exhibit A subject to any amendment that the Parties agree to in accordance with Section 5.04(d)); provided further, that in no event shall the Company’s obligations pursuant to this Section 5.04(a)(iii)(B) prevent the Company from complying with Applicable Law;

(iv) afford Buyer (or its nominated advisers) reasonably sufficient time to review the Scheme Document in order to provide comments and take into consideration in good faith all comments reasonably proposed by Buyer;

(v) not finalize or post the Scheme Document to the Company Shareholders on less than two (2) Business Days’ advance written notice to Buyer;

(vi) provide Buyer with drafts of the forms of proxy for use by the Company Shareholders at the Company GM and the Scheme Meeting (the “Forms of Proxy”), all the necessary evidence and pleadings in relation to the Scheme of Arrangement (the “Court Documentation”) and any supplemental circular or document required to be published or submitted to the Court in connection with the Scheme of Arrangement or any variation or amendment to the Scheme of Arrangement (a “Scheme Supplemental Document”), in each case prepared in accordance with Applicable Laws and customary practice;

(vii) afford Buyer (or its nominated advisers) reasonably sufficient time to review each draft of all such documents detailed in clause (vi) above and take into consideration in good faith all comments reasonably proposed by Buyer;

(viii) as promptly as reasonably practicable, notify Buyer of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.04(a)(ix) shall not constitute a breach or failure to perform by the Company with respect to the conditions set forth in Article 6, or give rise to any right of termination under Article 7;

(ix) as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for leave to convene the Scheme Meeting and settling with the Court the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document and taking such other steps as may be required or desirable in connection with such applications, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the dispatch of the Scheme Document and any Scheme Supplemental Document and seek such directions of the Court as it considers necessary or desirable in connection with the Scheme Meeting;

(x) procure the publication of any advertisements required by Applicable Law and dispatch of the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document to Company Shareholders on the Register of Members of the Company on the record date as agreed with the Court, as promptly as reasonably practicable after the approval of the Court to dispatch the documents being obtained, and thereafter publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with Applicable Law;

(xi) unless the Company Board has effected an Adverse Recommendation Change pursuant to and in accordance with Section 5.03, procure that the Scheme Document includes the Company Board Recommendation;

(xii) include in the Scheme Document a notice convening the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolutions and convene the Scheme Meeting and the Company GM, subject to the approval of the Court, for the date that is at least twenty-one (21) and no more than thirty (30) calendar days after the dispatch of the Scheme Document (not counting the day notice of the Scheme Meeting is deemed received and the day of the Scheme Meeting itself);

(xiii) call, convene, hold and conduct the Scheme Meeting and the Company GM in compliance with this Agreement, the Company Articles of Association and Applicable Law and permit representatives of Buyer and/or its financial and legal advisers to attend and observe the Scheme Meeting and the Company GM;

(xiv) prior to the Scheme Meeting, keep Buyer informed on a regular basis prior to the Scheme Meeting of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and/or the Company GM (with the number of valid proxy votes for and against being separately identified in respect of each resolution), and in any event provide such number as promptly as reasonably practicable following a request by Buyer or its Representatives, but not more than one time per Business Day;

(xv) except as required by Applicable Law or the Court, not postpone or adjourn the Scheme Meeting and/or the Company GM; provided, however, that the Company may, without the consent of Buyer and only in accordance with the Company Articles of Association and Applicable Law, adjourn or postpone the Scheme Meeting and/or the Company GM (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not directly or indirectly proposed or instigated by or on behalf of the Company, (B) in the case of adjournment by the chairman of the Scheme Meeting or Company GM where the chairman considers, acting reasonably, that to do so is necessary to ensure the orderly conduct of the meeting, (C) for up to ten (10) Business Days to the extent necessary to ensure that any required supplement or amendment to the Scheme Document is provided to the Company Shareholders if prior to the Scheme Meeting or Company GM, the Company Board makes an Adverse Recommendation Change or (D) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document), there are insufficient Company Ordinary Shares or Company Shareholders represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there is a sufficient number of Company Ordinary Shares or Company Shareholders represented to constitute a quorum or (y) to obtain the Company Shareholder Approval, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders to obtain the Company Shareholder Approval;

(xvi) following the Scheme Meeting and Company GM, assuming the Scheme of Arrangement and Company Shareholder Resolutions are duly passed (including by the requisite majorities required under Article 125(2) of the Companies Law in the case of the Scheme Meeting) and all other Conditions are satisfied or waived where applicable (with the exception of the condition set out in Section 6.01(b)), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court to the Scheme of Arrangement as promptly as reasonably practicable thereafter;

(xvii) give such undertakings as are required by the Court in connection with the Scheme of Arrangement as are reasonably and commercially necessary or desirable to implement the Scheme of Arrangement;

(xviii) no later than two (2) Business Days after the Court Order is made, or is otherwise compatible with Section 1.02 and Section 1.03, deliver the Court Order to the Registrar of Companies in Jersey for registration;

(xix) promptly provide Buyer with a certified copy of the resolutions passed at the Scheme Meeting, the Company Shareholder Resolutions and of each order of the Court (including the Court Order) once obtained, in each case no later than one (1) Business Day following the passing of such resolutions or the making of such order; and

(xx) subject to the foregoing, take any other action reasonably necessary to make the Scheme of Arrangement effective as provided for or contemplated by this Agreement.

(b) Buyer shall:

(i) instruct a Jersey advocate to appear on its behalf at the Court hearing to request the convening of the Scheme Meeting and the Court hearing to sanction the Scheme of Arrangement and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to Buyer, provided that this shall not oblige Buyer to waive any of the Conditions or treat them as satisfied;

(ii) subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement, including the provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Company may reasonably request (including for the purposes of preparing the Scheme Document or any Scheme Supplemental Document) and to do so in a timely manner;

(iii) review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it;

(iv) as promptly as reasonably practicable, notify the Company of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.04(b)(iv) shall not constitute a breach or failure to perform by Buyer with respect to the conditions set forth in Article 6, or give rise to any right of termination under Article 7; and

(v) be entitled to deliver the Court Order to the Registrar of Companies in Jersey if the Company has not complied with its obligations pursuant to Section 5.04(a)(xviii);

(c) Notwithstanding anything to the contrary in this Agreement, Buyer and the Company shall cooperate to schedule and convene the Scheme Meeting and Company GM for the same date.

(d) If Buyer or the Company acting reasonably considers that an amendment should be made to the provisions of the Scheme of Arrangement or the Scheme Document in order to implement the Transaction in as efficient a manner as practicable either prior to or after consideration by the Court (including in respect of any amendment imposed by the Court), it may notify the other Party and the Parties shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment (provided that no Party shall be required to consider and negotiate in good faith any amendment that would materially and adversely affect it, its shareholders or the likelihood of consummation of the Transaction and each Party recognizes that any amendments may require the recommencement of the Court approval process and/or a new notice of the Scheme Meeting to be sent).

(e) As promptly as reasonably practicable following the date of this Agreement (and in any event no later than (i) three (3) Business Days following the Non-Solicitation Start Date or (ii) if the Company has received an Acquisition Proposal from an Excluded Person, on the Cut-Off Date), the Company shall (with the participation, assistance and cooperation of Buyer as set forth in this Section 5.04(e)) take all action reasonably necessary to prepare and file with the SEC, in accordance with Applicable Law and the organizational documents of the Company and its Subsidiaries, as applicable, proxy materials which shall constitute the Scheme Document and the preliminary proxy statement relating to the Scheme Meeting and the Company GM for the purpose of passing the Company Shareholder Resolutions (such proxy materials and proxy statement, as amended or supplemented from time to time, the “Proxy Statement”). The Company will conduct a “broker search” in accordance Rule 14a-13(a)(1) of the 1934 Act and establish a record date for the Scheme Meeting in a manner to enable the record date for the Scheme Meeting to be set so that such Scheme Meeting will be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. Unless the Company Board shall have made an Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders (including through a proxy solicitation firm), in accordance with Applicable Law and the rules and regulations of Nasdaq, proxies to secure the Company Shareholder Approval and take all other reasonable actions necessary or advisable to secure the Company Shareholder Approval. Buyer and Company shall furnish all information concerning Buyer and the Company, respectively, as may be reasonably requested in connection with the Proxy Statement (or any supplement required thereto). Other than in the case of an Adverse Recommendation Change pursuant to Section 5.03, no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith). The Company will advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Buyer with copies of any written communication from the SEC or any state securities commission with respect thereto. Each of the Company and Buyer shall ensure that the information provided by it for inclusion in the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company will ensure that the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will (with the assistance and cooperation of Buyer as reasonably requested by Company) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable provisions of the Companies Law. The Company shall use its reasonable best efforts to file the definitive Proxy Statement and mail it to the Company Shareholders as promptly as practicable following the earliest of (i) clearance of the Proxy Statement by the SEC, (ii) confirmation in writing by the SEC that it will not review the Proxy Statement, or (iii) the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC fails to notify the Company of its intent to review the Proxy Statement.

Section 5.05 Access to Information.

(a) Subject to Applicable Law, Section 5.12 and Section 5.18, upon reasonable notice and subject to applicable restrictions as a result of any COVID-19 Measures, the Company shall (and shall cause its Subsidiaries to), afford Buyer and its Representatives reasonable access during normal business hours throughout the period prior to the Effective Time, to its books, officers, properties, Contracts and records, in each case solely for purposes of effectuating or consummating the transactions contemplated hereby or integration and transition planning relating thereto. The foregoing shall not require the Company to (a) provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel would reasonably be expected to give rise to the waiver of any attorney-client, work product or other legal privilege or trade secret protection (it being agreed that the Company shall give notice to Buyer of the fact that it is withholding such information or documents and thereafter the Company and Buyer shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or trade secret protection), (b) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Company that led to the execution of this Agreement, the process conducted by the Company during the Go-Shop Period (except as may be required by Section 5.02), (c) to provide access if and to the extent that such access would violate any COVID-19 Measures, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company, based on advice of counsel, violate any Applicable Law. Notwithstanding anything herein to the contrary, Buyer shall not, and shall cause its Representatives not to, contact any employee of the Company not involved in the negotiation of the transactions contemplated by this Agreement or any customer, technology or other partner, vendor or supplier of the Company in connection with the Transaction or any of the other transactions contemplated by this Agreement, in each case without the Company’s prior written consent, and Buyer acknowledges and agrees that any such contact shall be arranged and supervised by Representatives of the Company. The Company and its Subsidiaries shall give Buyer a reasonable opportunity to review communications strategies for the Company’s employees, customers, partners or vendors in connection with the Transactions contemplated by this Agreement, and shall consider in good faith any reasonable comments submitted by Buyer to the Company with respect to all such communication strategies. All requests for information made pursuant to this Section 5.05 shall be directed to the General Counsel or other Person designated by the Company. All such information shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) under and be governed by the terms of the Confidentiality Agreement.

(b) The Company shall keep Buyer reasonably apprised on a substantially concurrent basis of its preparation and development of the business plan and monthly and annual operating and financial budgets for the Company and its Subsidiaries for the fiscal year beginning April 1, 2022 (the “FY 2023 Budget”). The Company shall provide Buyer with draft copies of the FY 2023 Budget on a substantially concurrent basis as they become available and give Buyer a reasonable opportunity to review and comment on the FY 2023 Budget and consider in good faith any reasonable comments submitted by Buyer to the Company with respect to the FY 2023 Budget. The Company shall not make any material changes to the FY 2023 Budget following April 1, 2022 without providing Buyer reasonable advance written notice thereof and a reasonable opportunity to review and comment on any proposed changes.

Section 5.06 Notice of Certain Events. Each of the Company and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (x) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (y) with respect to Buyer, has had or would reasonably be expected to have a Buyer Material Adverse Effect and/or (z) is reasonably likely to result in any of the conditions set forth in Article 6 not being able to be satisfied prior to the End Date. No notification given by any party pursuant to this Section 5.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 5.07 Employee Matters.

(a) As of the Closing Date, Buyer or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries who are employed as of the Effective Time (each, a “Continuing Employee”). For a period of not less than twelve (12) months after the Closing Date, Buyer shall, or shall cause one of its Affiliates to, provide each Continuing Employee with (i) base salary or base hourly rates, severance and target annual cash bonus opportunities that, in each case, are not less favorable than the base salary or base hourly rates and target cash bonus opportunities provided to each such Continuing Employee immediately prior to the Closing Date (or, if more favorable to such Continuing Employee, the compensation and benefits provided to similarly situated employees of Buyer and its Affiliates), and (ii) employee benefits that are no less favorable in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date (in each case without regard to any retention, change in control, stay, transaction, new hire, or similar non-routine compensation or compensation opportunities, or equity or equity-based compensation or compensation opportunities). In addition, for a period of not less than twelve (12) months after the Closing Date, Buyer shall assume and honor, and shall cause the Company and their respective Subsidiaries to assume and honor, the Company Employee Plans set forth in Section 5.07(a) of the Company Disclosure Schedule and the terms of the Company’s severance guidelines outlined in Section 5.07(a) of the Company Disclosure Schedule and provide the severance payments and benefits required thereunder to be provided to any Continuing Employee terminated during such twelve (12) month period.

(b) From and after the Closing Date, Buyer shall, or shall cause one of its Affiliates to, recognize the service of each Continuing Employee for all purposes, including eligibility to participate, levels of benefits and vesting (including, for the avoidance of doubt, Superannuation Arrangements of or made available by Buyer, the Company, or its Subsidiaries, but excluding, for the avoidance of doubt, benefit accruals under any defined benefit pension plan) (collectively, the “Buyer Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits. Buyer shall assume any and all vacation and paid time off balances of Continuing Employees.

(c) From and after the Closing Date, with respect to each Buyer Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Buyer shall, or shall cause one of its Affiliates, to take commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Buyer Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee (or his or her eligible dependents) was a participant immediately prior to his or her commencement of participation in such Buyer Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 5.07(b) shall control, and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Buyer Benefit Plan in satisfying any applicable co-payment, deductible, or out-of-pocket maximum requirements under such Buyer Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) The parties acknowledge and agree that all provisions contained in this Section 5.07 with respect to Continuing Employees are included for the sole benefit of the respective parties to this Agreement. Nothing in this Section 5.07 will be deemed to (i) create any third party beneficiary rights in any Person, (ii) guarantee employment for any period of time or preclude the ability of Buyer, the Company or their respective Subsidiaries to manage the performance of, discipline, or terminate the employment of any Continuing Employee for any reason, (iii) amend, modify, or terminate any Buyer Benefit Plan or Company Employee Plan, or (iv) require Buyer, the Company or any of their Affiliates to adopt, continue, amend, modify, or terminate any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended, modified, or terminated in accordance with its terms and Applicable Law.

Section 5.08 Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Buyer or the Transaction or any other transaction contemplated by this Agreement, then each of the Company, Buyer and their respective Boards of Directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 5.09 [Reserved].

Section 5.10 Voting of Shares. Buyer shall vote, or cause to be voted, any Company Ordinary Shares beneficially owned by it or any of its Affiliates in favor of approving the Scheme of Arrangement and passing the Company Shareholder Resolutions.

Section 5.11 Director and Officer Liability.

(a) For ten (10) years after the Effective Time, Buyer shall cause to be maintained officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect immediately prior to the Effective Time; provided, however, that in satisfying its obligation under this Section 5.11(a), Buyer shall not be obligated to pay annual premiums in excess of 350% of the amount paid in the policy year immediately preceding the Effective Time (the “Current Premium”) and if such premiums for such insurance would at any time exceed 350 of the Current Premium, then Buyer shall cause to be maintained policies of insurance that, in Buyer’s good faith judgment, provide the maximum coverage available at an annual premium equal to 350% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to or after the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of up to ten (10) years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided that such premiums for such insurance do not exceed 350% of the Current Premium with respect to each such coverage. The Company may also purchase prepaid “tail” or “runoff” policies for any other “claims-made” liability insurance coverage, including employment practices liability, professional liability and cyber and data security liability coverages; provided that such premiums for such insurance do not exceed 350% of the amount paid in the policy year immediately preceding the Effective Time with respect to each such coverage (“Other Tail Premium”), and if such premiums for such insurance exceed 350% of the Other Tail Premium with respect to each such coverage, then the Company may procure prepaid “tail” or “runoff” policies that, in the Company’s good faith judgment (following consultation with and the prior written approval of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Buyer shall be deemed to have consented if it provides no written response within five (5) Business Days after a written request by the Company for such consent in compliance with the terms of Section 8.01)), provide the maximum coverage available with such limit. If any such prepaid policies described in this Section 5.11(a) have been obtained by the Company prior to the Effective Time, then Buyer shall cause to be maintained any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, each of Buyer and the Company shall cause the Company to: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made a sufficient undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification provision set forth in any Contract in effect as of the date hereof between the Company or any of its Subsidiaries and any Indemnified Party (so long as such Contract is on substantially the same terms and conditions as either the form of director indemnification agreement or the form of officer indemnification agreement, as applicable, as filed by the Company as an exhibit to the Form 8-K filed with the SEC on October 8, 2020); and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the articles of association, certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries as in effect on the date hereof. Buyer’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of ten (10) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Buyer fails to comply with its obligations in this Section 5.11 and an Indemnified Party commences a suit which results in a determination that Buyer failed to comply with such obligation, Buyer shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and expenses) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) During the period commencing at the Effective Time and ending on the tenth (10th) anniversary of the Effective Time, Buyer shall cause the organizational documents of the Company and any of its successors or assigns to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company as of the date hereof.

(d) If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Buyer under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 5.11).

Section 5.12 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the Transaction and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities; provided, that in no event shall Buyer or the Company be required to waive any right or condition set forth in this Agreement or any other agreement delivered in connection herewith.

(b) In furtherance and not in limitation of the foregoing, each of the Company, its Subsidiaries and Buyer (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Transaction and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws and Foreign Investment Laws (together “Regulatory Laws”) (both to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority under applicable Regulatory Laws in connection with the Transaction and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; and (iv) promptly take any and all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transaction and the other transactions contemplated by this Agreement; provided that Buyer, the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Buyer, the Company or its Subsidiaries only in the event the Closing occurs. Buyer shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws, in connection with the Transaction or the other transactions contemplated by this Agreement.

(c) Each Party shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Notice”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, Each party shall submit the CFIUS Notice as soon as practicable. Each party shall comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will cooperate with each other in connection with both the Draft CFIUS Notice and the CFIUS Notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. Each party shall each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. Each party shall undertake best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the End Date, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by this Agreement. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 5.12(c) shall be paid entirely by the Buyer.

(d) Without limiting the generality of anything contained in this Section 5.12, each Party shall use reasonable best efforts to: (i) give the other Party prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Transaction and the other transactions contemplated by this Agreement; (ii) keep the other Party reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Transaction and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications; and (iv) pull and re-file any notice under the HSR Act only if the other Party agrees, which such agreement shall not be unreasonably withheld, conditioned or delayed. Subject to Applicable Law, in advance and to the extent practicable, each of Buyer or the Company, as the case may be, will consult the other on all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Buyer or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other Party (provided that such counsel shall not disclose such information to such other Party and shall enter into a joint defense agreement with the providing Party). In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Transaction and the other transactions contemplated by this Agreement, each Party will permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(e) In furtherance and not in limitation of the foregoing, Buyer agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the Parties to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets or businesses of Buyer or the Company or its Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Buyer or the Company or its Subsidiaries, and (iii) creating or consenting to create or enter into any agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company or Buyer, be conditioned upon consummation of the Transaction and the other transactions contemplated by this Agreement) (each action contemplated by clauses (i) through (iii), a “Divestiture Action”), in each case as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Transaction and the other transactions contemplated by this Agreement, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Transaction or the other transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date. Buyer and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Transaction and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.12(e) shall require or obligate Buyer to agree or otherwise be required to take any action with respect to any Affiliates of Buyer (including any investment funds or investment vehicles affiliated with, or managed or advised by Buyer or its Affiliates, or any portfolio company (as such term is commonly understood in the private equity industry) or investments of Buyer or of any such investment fund or investment vehicle); provided that the Company and its Subsidiaries shall not be deemed to be an Affiliate of Buyer for purposes of this sentence.

(f) In the event that any Proceeding is commenced challenging the Transaction or the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Transaction or the other transactions contemplated by this Agreement, Buyer shall (solely with regards to the HSR Act) take any and all action to resolve any such Proceeding and each of the Company and Buyer shall cooperate with each other and use its respective reasonable best efforts to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or the other transactions contemplated by this Agreement.

(g) Buyer shall not, nor shall it permit its Subsidiaries or those Affiliates listed in Section 5.12(g) of the Company Disclosure Schedule to acquire or agree to acquire any assets, business, Person or division thereof which competes, in any material respect, in the business email cybersecurity industry, if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws set forth in Section 6.01(d) of the Company Disclosure Schedule with respect to the Transaction.

Section 5.13 Transaction Litigation. The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours of learning of any Transaction Litigation) notify Buyer in writing of, and shall give Buyer a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 5.13, “participate” means that the Company shall keep Buyer reasonably apprised of any material development and the proposed strategy and other significant decisions with respect to any Transaction Litigation and provide Buyer with copies of any proposed litigation papers at least forty-eight (48) hours prior to the Company filing any such papers (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and promptly provide Buyer with copies of all litigation papers filed in any Transaction Litigation, and Buyer may offer advice, comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, and Buyer and its counsel shall have the opportunity to participate with the Company in the defense, release, compromise, waiver or settlement of any Transaction Litigation, but Buyer shall not be afforded decision-making power or authority, except for the consent right set forth below. The Company shall not settle or agree to settle any such Transaction Litigation without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ indemnification rights, following the Effective Time, any Indemnified Party that is made party to any Transaction Litigation shall be entitled to participate in, but not control, the defense of such Transaction Litigation with counsel selected by such Indemnified Party that is acceptable to Buyer in its reasonable discretion.

Section 5.14 Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Buyer, and thereafter the Company and Buyer shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement under which or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, the Company shall not be required to consult with Buyer before issuing any press release or making any other public statement (x) with respect to an Adverse Recommendation Change effected in accordance with Section 5.03, (y) solely to the extent expressly permitted under Section 5.03, with respect to its receipt and consideration of any Acquisition Proposal, Superior Proposal or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (z) disseminating any communications principally directed to employees, customers, partners or vendors so long as such communications are in compliance with this Agreement (including Section 5.05) or substantively consistent with (and do not add additional material information to) previous releases, public disclosures, public statements or other communications made by the Parties not in violation of this Agreement.

Section 5.15 [Reserved].

Section 5.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of Company Ordinary Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 5.17 Financing.

(a) Buyer shall use, and shall cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Financing Commitment Letters, and shall not permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, restatement, replacement, supplement, modification or waiver (A) with respect to the Financing Commitment Letters, reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 4.08 shall be true and correct), (B) imposes new or additional conditions, or would permit the imposition of additional conditions precedent, or otherwise expands, amends, supplements or modifies any of the conditions to the Financing, or otherwise expands, amends, supplements or modifies any other provision of the Financing Commitment Letters in a manner that would reasonably be expected to (i) delay or prevent or make less likely the funding of the full amount of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (ii) adversely impact the ability of Buyer or the Company, as applicable, to enforce its rights against other parties to the Financing Commitment Letters or the definitive agreements with respect thereto, or (C) otherwise adversely affect the ability of the Company or Buyer to enforce their rights under the Commitment Letters; provided, that the Debt Commitment Letter may be amended pursuant to the terms set forth therein in connection with the addition of additional arrangers, lenders or commitment parties. Buyer shall not agree to the withdrawal, termination, repudiation or rescission of any commitment in respect of the Debt Financing without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Debt Financing Sources under the Debt Commitment Letter. Buyer shall promptly deliver to the Company copies of any such amendment, restatement, supplement, replacement or modification. For purposes of this Section 5.17, (i) references to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, restated, modified, supplemented or replaced by this Section 5.17(a), (ii) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, restated, modified, supplemented or replaced by this Section 5.17(a) and any alternative financing permitted by Section 5.17(b) and (iii) references to “Debt Commitment Letter” shall include such documents as permitted to be amended, restated, modified, supplemented or replaced by this Section 5.17(a) or any alternative debt commitment letters permitted by Section 5.17(b).

(b) Buyer shall, and shall cause its Affiliates and its and their respective officers, employees, advisors and other Representatives to, use its reasonable best efforts to (A) maintain in full force and effect the Financing Commitment Letters, (B) promptly negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including, as necessary, agreeing to any requested changes in accordance with any “flex” provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to Buyer than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (C) satisfy on a timely basis all conditions within its control to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letters and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing, (D) enforce its rights under the Financing Commitment Letters and (E) comply with its obligations under the Financing Commitment Letters. Upon the Company’s written request, Buyer shall keep the Company fully informed, in all reasonable detail, of the status of its efforts to arrange and consummate the Debt Financing and of all material developments in respect thereof. Buyer shall provide the Company, upon written request, with copies of any material definitive documents in respect of the Debt Financing (including drafts and final versions thereof) and such other information and documentation regarding the Debt Financing and any syndication efforts as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the foregoing, Buyer shall promptly, and in any event within two (2) Business Days following the occurrence thereof, notify the Company in writing if at any time prior to the Closing Date (i) any Commitment Letter expires or is terminated for any reason, (ii) any Person party to any Commitment Letter indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Commitment Letters on the terms and subject only to the conditions expressly stated therein, (iii) Buyer or, to the knowledge of Buyer, any other Person party to the Commitment Letters defaults or breaches any of the material terms or conditions set forth in any Commitment Letter, (iv) Buyer receives any written notice or other written communication with respect to any actual or potential expiration or termination of, repudiation by any Person party to or default or breach under any Commitment Letter If any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the amounts required in connection with the Transaction and the other transactions contemplated by this Agreement, including payment of the Aggregate Transaction Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement, the Company Credit Agreement or the Debt Commitment Letter and to pay all fees, expenses and other amounts contemplated to be paid by Buyer or the Company pursuant to this Agreement, the Company Credit Agreement and the Financing and to pay any of the other Financing Purposes, Buyer shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transaction and the transactions contemplated by this Agreement and to pay in cash all Financing Purposes as promptly as reasonably practicable following the occurrence of such event; provided, that in no event shall Buyer be required to agree to (i) interest rates, yield, fees, tenor or call protection less favorable to Buyer than provided for in the Debt Commitment Letter as of the date hereof and (ii) terms taken as a whole, materially less favorable to Buyer than provided for in the Debt Commitment Letter as of the date hereof. Buyer shall deliver to the Company true and complete copies of all agreements, arrangements or understandings related to any such alternative Debt Financing; provided that the fee letter may be redacted so long as such redaction does not (x) impose or permit the imposition of additional conditions or expand or permit the expansion of any existing conditions, in each case, to the funding of the full amount of the Debt Financing on the Closing Date or (y) could reasonably be expected to reduce the aggregate amount of the Debt Financing available to Buyer on the Closing Date or affect the availability of the full amount of the Debt Financing on the Closing Date. Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

(c) Prior to the earlier of the (y) Closing Date and (z) the termination of this Agreement pursuant to Section 7.01 (such period, the “Interim Period”) and, in each case, subject to the limitations in this Section 5.17(c), the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and their respective officers, directors, employees, representatives and agents to use its reasonable best efforts to provide, to Buyer, in each case at Buyer’s sole expense, all cooperation reasonably requested in writing by Buyer that is customary in connection with the arrangement of the Debt Financing. Without limiting the generality of the forgoing, the Company shall, and shall cause each of its Subsidiaries and their respective officers, directors, employees, representatives and agents to, (i) upon reasonable prior written notice, cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings and presentations with prospective lenders (but not more than one primary bank meeting), in each case, on a telephonic basis (or other media agreed between the Company and Buyer), sessions with rating agencies and due diligence sessions, (ii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations and bank information memoranda and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary, (iii) provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230, relating to the Company and its subsidiaries, in each case at least three Business Days prior to the Closing Date, so long as requested by Buyer at least ten Business Days prior to the Closing Date, (iv) (x) furnish Buyer with the financial statements of the Company identified in paragraph 7 of Exhibit C of the Debt Commitment Letter (the “Required Financial Information”) and (y) furnish to Buyer the information with respect to the business, operations and financial condition of the Company and its subsidiaries as may be reasonably requested by Buyer and that is customary to be included in marketing materials for senior secured indebtedness (or any documentation or deliverables in connection therewith); provided, however, that the Company shall only be obligated to deliver such information (other than the Required Financial Information) to the extent it may be reasonably obtained from the books and records of the Company and its Subsidiaries without undue effort or expense, and in no event shall the Company otherwise be required to provide pro forma financial statements or pro forma adjustments related to the Debt Financing, projections or other prospective information, (v) solely to the extent required by the Debt Commitment Letter and to the extent customary for financings similar to the Debt Financing, furnish customary authorization letters in connection with the Debt Financing (containing customary representations, including with respect to the presence or absence of material non-public information about the Company and regarding the accuracy of the information provided by, or with respect to, the Company), executed by and on behalf of the Company, (vi) use reasonable best efforts to assist with the preparation of, and execution and delivery as of, and subject to the occurrence of, the Closing, any credit agreements, guarantees, pledge and security documents that facilitate the creation, perfection or enforcement of liens securing the Debt Financing, control agreements, other definitive financing documents (including information necessary for the completion of schedules thereto) or other certificates (including an executed certificate of the chief financial officer of the Company or an officer performing the equivalent function immediately following the Closing, with respect to solvency matters relating to the Company as of the Closing in the form attached to the Debt Commitment Letter as Annex I to Exhibit C thereto), (vii) use reasonable best efforts to assist Buyer in the preparation of customary pro forma financial statements; provided, that Buyer shall be solely responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated herein, (viii) subject to the immediately succeeding sentence and solely with respect to any members of the Company Board that remain upon consummation of the Closing, use reasonable best efforts to obtain consents, approvals and authorizations reasonably requested by Buyer in connection with the Debt Financing and (ix) reasonably cooperate with Buyer in connection with (A) the execution and delivery of definitive documents reasonably necessary to consummate the Debt Financing at the Closing and (B) the provision of guarantees and collateral and the perfection thereof in connection with the Financing, in each case no earlier than the Closing. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, its Subsidiaries or any of its or their respective officers, employees, advisors and other Representatives, to: (A) provide cooperation that unreasonably interferes with the ongoing business or operations of the Company or its Subsidiaries; (B) provide cooperation that causes any covenant, representation or warranty in this Agreement to be breached; (C) provide cooperation that causes any closing condition set forth in Article 6 to fail to be satisfied or would reasonably be expected to conflict with, violate or result in a breach of or default under any Contract (including this Agreement) or any organizational document of the Company or its Subsidiaries; (D) other than with respect to customary authorization letters with respect to information provided by the Company under Section 5.17(c)(v), incur any liability or pay any commitment fee or other fee, cost, expense, indemnity, amount or payment in connection with the Debt Financing prior to the Closing; (E) execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing that is not contingent on the Closing (other than with respect to customary authorization letters with respect to information provided by the Company under Section 5.17(c)(v)) and the directors, members, general partners and managers (and any equivalent governing body) of the Company or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained to the extent not contingent on the Closing (including, but not limited to, any credit or other agreements, pledge or security documents, or other certificates); (F) provide any legal opinion or other opinion of counsel, or any information that would result in a violation of Applicable Law or loss of attorney-client privilege or that is attorney work product; (G) encumber any of the assets of the Company or its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to Closing; (H) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing prior to Closing; (I) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other Representative of the Company, its Subsidiaries or any their Affiliates to any personal liability; (J) [reserved]; (K) provide access to or disclose information that the Company determines in good faith is legally privileged or could jeopardize any attorney-client privilege or attorney work product of, or conflict with any confidentiality obligations binding on, the Company, its Subsidiaries or any of their Affiliates or any of their Representatives; or (L) waive, amend, restate, supplement, rescind, terminate or otherwise modify any terms of this Agreement or any other Contract or agreement that the Company or any of its Subsidiaries are a party to. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.17 or otherwise in connection with any Debt Financing shall be kept confidential in strict accordance with an Acceptable Confidentiality Agreement.

(d) Subject to Buyer’s indemnification obligations set forth in Section 5.17(e), the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as the Company has a reasonable opportunity to preview and consent to such use of logos and such logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of the Company, its business and products or the Transaction (including in connection with any marketing materials related to the Debt Financing), and (iii) are displayed and presented in a manner consistent with the Company’s past practice.

(e) The Company and the Subsidiaries and their respective Affiliates and Representatives shall have no liability whatsoever to Buyer or any other Person in respect of any financial information or data or other information provided pursuant to this Section 5.17. Buyer shall reimburse the Company promptly upon demand for all reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses and other professional fees and expenses) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.17 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (including any alternate financing), any information used in connection therewith and any misuse of logos or marks of the Company or its Subsidiaries pursuant to Section 5.17(d), except to the extent arising from the gross negligence or willful misconduct of any such Financing Indemnitee or arising as result of any information provided by or on behalf of any of the Financing Indemnitees. Notwithstanding anything to the contrary in this Agreement, this Section 5.17(e) shall survive the consummation of the Transaction and the Closing and any termination of this Agreement.

(f) Notwithstanding this Section 5.17 or anything else to the contrary in this Agreement, Buyer acknowledges, affirms and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain any debt, equity or other financing for or related to any of the transactions contemplated by this Agreement (including, without limitation, all or any portion of any Financing).

(g) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in Section 5.17(c) represent the sole obligation of the Company, its Subsidiaries and other Affiliates, and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(h) Upon request by Buyer prior to the Closing and in any event after the satisfaction of all the conditions to Closing (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Buyer’s failure to effect the Closing), to the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) sell for cash, with effect as of a date immediately proximate to the Closing Date, marketable securities and cash equivalents held by, or on behalf of or for the benefit of, the Company and/or any of its Subsidiaries and (y) transfer from Subsidiaries, prior to the Effective Time, an amount of cash to the Company, in as Tax- and cost-efficient method as is reasonably practicable (after consultation with Buyer) taking into account the working capital requirements of the Company’s Subsidiaries, with a view towards making available at the Effective Time such cash amounts. Any available cash of the Company on hand at the Closing may be used for payments to be made at the Closing as directed by Buyer; provided that, notwithstanding anything herein to the contrary, nothing in this Section 5.17(h) shall be deemed to affect, modify or condition the obligations of Buyer to effect the Closing and pay the Consideration in accordance with the terms hereof.

Section 5.18 Confidentiality. Buyer and the Company hereby agree to continue to be bound by the non-disclosure agreement, dated as of July 1, 2021, by and between Permira Advisers LLP and the Company, as supplemented on October 27, 2021 (the “Confidentiality Agreement”) (it being acknowledged and agreed, for the avoidance of doubt, that Buyer is an “Affiliate” of Permira Advisers LLP for purposes of the Confidentiality Agreement). All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Buyer will be permitted to disclose such information on a need-to-know basis to any Debt Financing Sources that may become parties to the documents evidencing the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third party beneficiary.

Section 5.19 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Buyer resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.20 Listing Matters. Each of the Company and Buyer agrees to cooperate with the other Party in taking, or causing to be taken, all action necessary to delist the Company Ordinary Shares from Nasdaq and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Effective Time.

Section 5.21 Treatment of Company Debt. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of any guarantees provided in connection therewith as of the Effective Time (collectively, the “Credit Agreement Termination”). No less than one (1) Business Day prior to the Closing Date, the Company shall obtain payoff letters for the Company Credit Agreement in form and substance reasonably satisfactory to the Buyer, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest constituting such Indebtedness. Notwithstanding anything herein to the contrary, in no event shall this Section 5.21 require the Company or any of its Subsidiaries to cause the Credit Agreement Termination to be effective unless and until the Effective Time has occurred.

Section 5.22 Scheme Implementation by Way of Offer.

(a) If, prior to a Scheme Meeting, a takeover offer (under Article 116 of the Companies Law) is made by any Person not affiliated with Buyer or its Affiliates, Buyer may (in its sole discretion) elect to implement the Transaction by way of a contractual takeover offer (the “Offer”), whether or not the Scheme Document has been published, provided that the Offer is made in accordance with the terms and conditions set forth in this Agreement (with any additions, deletions, modifications or amendments to such terms and conditions as may be necessary solely as a result of a switch from the Scheme of Arrangement to the Offer) and provided that Buyer shall comply with Section 5.22(b) through (d). If the Parties agree to implement the Transaction by way of an Offer in accordance with this Section 5.22(a), Section 5.04(a) and 5.04(b) shall cease to have any effect (but without prejudice to the Parties’ obligations to take any relevant actions in accordance with this Agreement to approve and/or implement the Offer), and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Offer.

(b) In the event that the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 5.22(a), Buyer shall prepare the document to be dispatched to (among others) the Company Shareholders under which any Offer would be made (the “Offer Document”) and shall consult with the Company in relation to the preparation thereof. Buyer agrees to submit, or procure the submission of, drafts and revised drafts of the Offer Document to the Company for review and comment and, where necessary, to discuss any comments with the Company for the purposes of preparing revised drafts. Buyer shall afford the Company sufficient time to consider the drafts and revised drafts of the Offer Document and include in the Offer Document all comments reasonably proposed by the Company.

(c) The Company shall afford all such cooperation and assistance as may reasonably be requested of it by Buyer in respect of the preparation and verification of any document required for the implementation of the Offer, including the provision to Buyer of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Buyer may reasonably request (including for the purposes of preparing the Offer Document and any amendments or supplements to either the Offer Document) and to do so in a timely manner. The Company shall review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it.

(d) If the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 5.22(a):

(i) the acceptance condition to the Offer shall be set at 90% (or such lesser percentage as the Company and Buyer may agree) of the Company Ordinary Shares to which the Offer relates;

(ii) Buyer shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Article 6 (the “Conditions”) (with (i) the condition set forth in Section 6.01(b) replaced with the acceptance condition specified in Section 5.22(d)(i), and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme of Arrangement to the Offer);

(iii) Buyer shall keep the Company informed, on a regular basis and in any event as promptly as reasonably practicable following a request by the Company or its Representatives, of the number of Company Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders;

(iv) except where the Company Board has effected an Adverse Recommendation Change pursuant to and in accordance with Section 5.03, (A) the Company Board shall duly and validly adopt a resolution declaring that the Company Board has resolved that it will recommend that the Company Shareholders accept the Offer and such recommendation shall be deemed to be the Company Board Recommendation; (B) the Company agrees that the Company Board Recommendation shall be included within the Offer Document; and (C) neither the Company Board nor any committee thereof shall withhold, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation; and

(v) any failure to provide the Company Board Recommendation in accordance with clause (iv) above shall be deemed to be an Adverse Recommendation Change.

Section 5.23 Transaction Implementation by Way of Merger

(a) The Parties may, in the circumstances set out in Section 5.22(a), prior to any election by Buyer to implement the Transaction by way of an Offer under such terms, agree to implement the Transaction by way of a merger pursuant to Part 18B of the Companies Law (the “Merger”), rather than by way of a Scheme of Arrangement and whether or not the Scheme Document has been published. If the Parties agree to implement the Transaction by way of a Merger in accordance with this Section 5.23, the Parties shall enter into a merger agreement on substantially the same terms as this Agreement but modified or amended insofar as is necessary solely as a result of the switch from the Scheme of Arrangement to the Merger and otherwise to incorporate the information required by Article 127D of the Companies Law and convene the relevant meeting(s) of the Company in order to pass the relevant Company Shareholder Resolutions to approve the Merger, and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Merger.

(b) For the purposes of the Merger, the merged company (as defined in Article 127A(1) of the Companies Law) shall be the Company and the merging companies (as defined in Article 127A(1) of the Companies Law) shall be:

(i) the Company; and

(ii) the Buyer, or a Jersey company to be incorporated by Buyer as a wholly owned subsidiary of Buyer which such company is permitted to so merge with the Company pursuant to: (a) the laws of its jurisdiction of incorporation or establishment; and (b) the Companies Law.

Section 5.24 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give the Company or Buyer, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE 6

CONDITIONS TO THE TRANSACTION

Section 6.01 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transaction and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by each Party, at or prior to Closing, of the following conditions:

(a) the Company Shareholder Approval shall have been obtained at the Scheme Meeting and the Company GM;

(b) the Scheme of Arrangement shall have been sanctioned by the Court with or without modification (but subject to any non-de minimis modification being acceptable to both Parties acting reasonably and in good faith) and a copy of the Court Order shall have been delivered to Registrar of Companies in Jersey;

(c) no Governmental Authority having jurisdiction over any Party shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transaction and no Applicable Law shall have been adopted that makes consummation of the Transaction illegal or otherwise prohibited;

(d) the applicable waiting period (and any extension thereof, subject to Section 5.12) applicable to the Transaction under the HSR Act shall have expired or been terminated and all consents required under any other Antitrust Law and Foreign Investment Laws of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period (and any extensions thereof) thereunder shall have expired or been terminated; and

(e) The CFIUS Approval shall have been obtained.

Section 6.02 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction, or waiver in writing by Buyer, at or prior to Closing, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in the first sentence of Section 3.01, Section 3.02, Section 3.09(b), Section 3.23 and Section 3.24 shall be true and correct in all material respects on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.05(a) and the first sentence of Section 3.05(c) shall be true and correct in all respects (other than de minimis inaccuracies) on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date) and (iii) the other representations and warranties of the Company set forth in Article 3 of this Agreement shall be true and correct on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Buyer shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transaction is subject to the satisfaction, or waiver in writing by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true and correct on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Buyer Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(b) Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Buyer by an executive officer of Buyer certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Transaction if such failure (or inability to be satisfied) was primarily caused by such party’s material breach or other failure to materially comply with or perform its obligations under this Agreement.

ARTICLE 7

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of the Company and Buyer (notwithstanding any approval of this Agreement by the Company Shareholders);

(b) by either Buyer or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before June 7, 2022 (the “End Date”) (notwithstanding any approval of this Agreement by the Company Shareholders); provided that the End Date shall be automatically extended one time until September 7, 2022 if (x) the condition set forth in Section 6.01(c), Section 6.01(d) or Section 6.01(e) shall not have been satisfied as of the close of business on the Business Day immediately prior to the then-current End Date or (y) the Company Shareholder Approval has been obtained but (i) no court date for the Court hearing to obtain the Court Order is available by the then-current End Date, (ii) the Company has not sought the sanction of the Scheme of Arrangement by the Court or (iii) the Company has not delivered the Court Order to the Registrar of Companies in Jersey to make the Scheme of Arrangement effective by the then-current End Date; and provided further that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Transaction to be consummated by the End Date;

(c) by either Buyer or the Company, upon written notice to the other party, if at any time prior to the Effective Time any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction (notwithstanding any approval of this Agreement by the Company Shareholders); provided, however, the right to terminate this Agreement under this Section 7.01(c) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such final and non-appealable Order or action enjoining, restraining or otherwise prohibiting the consummation of the Transaction;

(d) by either Buyer or the Company, upon written notice to the other Party, if the Court affirmatively declines or refuses to sanction the Scheme of Arrangement, unless (i) the Company or Buyer appeals the decision of the Court within any applicable time limits, in which case such termination right pursuant to this Section 7.01(d) shall not be available until a final, non-appealable Order is given declining the Scheme of Arrangement or (ii) both Parties agree in writing to implement the Transaction by way of an Offer in accordance with Section 5.23 or a Merger in accordance with Section 5.24;

(e) by either Buyer or the Company, upon written notice to the other Party, if the Scheme Meeting and the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and the Company Shareholder Approval shall not have been obtained and the Parties have not agreed in writing to implement the Transaction by way of an Offer or a Merger in accordance with Section 5.22 or Section 5.23, respectively;

(f) by Buyer, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 6.02 not being satisfied and (ii) (x) such breach is incapable of being cured or (y) if capable of being cured, has not been cured prior to the earlier of one (1) day prior to the then-current End Date or the thirtieth (30th) day following Buyer’s delivery of written notice describing such breach to the Company; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.01(f) if Buyer is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.01(g);

(g) by the Company, upon written notice to Buyer, in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 6.03 not being satisfied and (ii) (x) such breach is incapable of being cured or (y) if capable of being cured, has not been cured prior to the earlier of one (1) day prior to the End Date or the thirtieth (30th) day following the Company’s delivery of written notice describing such breach to Buyer; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(g) if the Company is in breach of its obligations under this Agreement such that Buyer would be entitled to terminate this Agreement pursuant to Section 7.01(f);

(h) by Buyer, upon written notice to the Company, at any time prior to receipt of the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(i) by the Company, upon written notice to Buyer, at any time prior to receipt of the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 5.03(b), and promptly following such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; provided that substantially concurrently with such termination, the Company pays the Company Termination Payment payable pursuant to Section 8.04(b); or

(j) by the Company, upon written notice to Buyer, if (A) the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Buyer’s failure to effect the Closing) have been satisfied or waived, (B) Buyer fails to consummate the Transaction by the date the Closing was required to occur pursuant to Section 1.02, (C) the Company has irrevocably notified Buyer in writing that the Company stands ready, willing and able to consummate the Transaction, (D) the Company shall have provided the Buyer written notice at least three (3) Business Days (or, if earlier, the Business Day immediately preceding the End Date) prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(j) and the Transaction shall not have been consummated by the end of such three (3) Business Day period (or, if earlier, the End Date).

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other Party setting forth in reasonable detail the provision of this Section 7.01 pursuant to which this Agreement is being terminated.

Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to the other Party; provided, however, that the provisions of (i) this Section 7.02, (ii) the last sentence of Section 5.05, (iii) the last sentence of Section 5.12(b), (iv) the last sentence of Section 5.17(e), (v) Section 5.18 and (vi) Article 8 (other than Sections 8.10(a), (b) and (c) except with respect to specific enforcement of the provisions which expressly survive termination of this Agreement in accordance with Section 8.10(a)) shall survive any termination hereof pursuant to Section 7.01. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith, provided that, notwithstanding anything in this Agreement to the contrary, under no circumstances will (i) the amount payable by Buyer, any Equity Investor or any of their respective Affiliates (taking into account the payment of the Buyer Termination Payment pursuant to this Agreement),whether pursuant to this Agreement or the Fee Funding Agreements, in connection with or following any termination of this Agreement (including arising out of any Willful and Material Breach) exceed an amount equal to $289,100,000 in the aggregate or (ii) the amount payable by the Company (taking into account the payment of the Company Termination Payment pursuant to this Agreement) in connection with or following any termination of this Agreement (including arising out of any Willful and Material Breach) exceed an amount equal to $216,825,000. For the avoidance of doubt, (a) the failure of Buyer to consummate the Transaction on the date required by Section 2.01 under the circumstances set forth in Section 7.01(j) shall constitute a Willful and Material Breach by Buyer, and Buyer shall be liable to the Company for such breach as provided herein notwithstanding any termination of this Agreement, subject only to Section 8.10(c), (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the Fee Funding Agreements (solely to the extent provided for therein) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 7.02, nothing shall relieve any party for fraud.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Buyer, to:

Magnesium Bidco Limited

320 Park Avenue, 28th Floor

New York, NY 10022

Attention: Michail Zekkos / Ryan Lanpher / Justin Herridge

Email: Michail.Zekkos@permira.com / Ryan.Lanpher@permira.com / Justin.Herridge@Permira.com with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Brian T. Mangino, Esq. / Amber Banks, Esq.

Email: brian.mangino@friedfrank.com / amber.banks@friedfrank.com if to the Company, to:

Mimecast Limited

191 Spring Street

Lexington, Massachusetts 02421

Attention: Robert Nault

Email: rnault@mimecast.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Stuart M. Cable

Lisa R. Haddad

Mark Opper

Lillian Kim

Facsimile No.: (617) 523-1231

E-Mail: scable@goodwinlaw.com;

lhaddad@goodwinlaw.com; mopper@goodwinlaw.com;

lkim@goodwinlaw.com

Section 8.02 Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 8.02 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by Applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the Company Shareholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.04 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 7.01(h);

(ii) this Agreement is terminated pursuant to Section 7.01(i); or

(iii) this Agreement is terminated pursuant to Section 7.01(b), Section 7.01(e) or Section 7.01(f) and (A) after the date hereof an Acquisition Proposal is made (x) directly to the Company’s shareholders or is otherwise publicly disclosed and, in each case, not publicly withdrawn at least two (2) Business Days before the Scheme Meeting in the case of Section 7.01(e) or (y) directly to the Company’s shareholders or is otherwise publicly disclosed or privately to the Company, the Company Board, or its or their Representatives or Subsidiaries before the termination of this Agreement in the case of Section 7.01(b) or Section 7.01(f) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not in such twelve (12) month period) (provided that for purposes of this clause (iii), each reference to “20% or more” or “80% or less” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%” or “less than 50%”, respectively);

then the Company shall pay to Buyer the Company Termination Payment by wire transfer of same-day funds (x) in the case of Section 8.04(b)(i), within three (3) Business Days after such termination, (y) in the case of Section 8.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 7.01(i) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day) and (z) in the case of Section 8.04(b)(iii), substantially concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 8.04(b) shall be payable only once with respect to Section 8.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Buyer shall receive full payment of the Company Termination Payment pursuant to this Section 8.04(b), the receipt of the Company Termination Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Buyer or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for the obligations of the Company pursuant to this Section 8.04(b) the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Buyer or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination (including for any Willful and Material Breach), and none of Buyer or any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Payment and any expenses pursuant to this Section 8.04(b)), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Payment when due and Buyer commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portion thereof, then the Company shall pay Buyer its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding); provided that in no event shall such cost, expenses and interest exceed $10,000,000 in the aggregate.

(c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(g) or Section 7.01(j) or (ii) by Buyer pursuant to Section 7.01(b) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 7.01(g) or Section 7.01(j), then, in any such case, Buyer shall pay to the Company the Buyer Termination Payment by wire transfer of same-day funds within three (3) Business Days after such termination. For the avoidance of doubt, any payment made by Buyer under this Section 8.04(c) shall be payable only once with respect to Section 8.04(c) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Company shall receive full payment of the Buyer Termination Payment pursuant to this Section 8.04(c), the receipt of the Buyer Termination Payment shall be deemed to be liquidated damages and, other than with respect to Buyer’s reimbursement obligations with respect to Buyer Expenses, the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination (including for any Willful and Material Breach), and except for the obligations of Buyer pursuant to Section 5.17(e) and this Section 8.04(c) (collectively, the “Buyer Expenses”), neither Buyer nor any of its Affiliates, financing sources, or any of their respective former, current or future directors, officers, employees, partners, managers, members, equityholders, Affiliates or Representatives (collectively, “Buyer Related Parties”) shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against any Buyer Related Party for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Buyer Termination Payment and/or any Buyer Expenses); provided that if Buyer fails to pay the Buyer Termination Payment and/or any Buyer Expenses and the Company commences a suit which results in a final, non-appealable judgment against Buyer for the Buyer Termination Payment and/or any Buyer Expenses, or any portions thereof, then Buyer shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Buyer Termination Payment and/or Buyer Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”); provided that in no event shall such Recovery Costs exceed $10,000,000 in the aggregate. Buyer acknowledges and agrees that the Company’s right to receive the Buyer Termination Payment pursuant to this Agreement shall not limit or otherwise affect the Company’s right to seek specific performance solely to the extent provided in Section 8.10 prior to a termination of this Agreement. For the avoidance of doubt, while the Company may pursue both a grant of specific performance prior to the termination of this Agreement, and the payment of the Buyer Termination Payment, if applicable, following a termination of this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur and either monetary damages or all or any portion of the Buyer Termination Payment.

Section 8.05 VAT And Transfer Taxes.

(a) Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part.

(b) The parties anticipate and shall use reasonable commercial endeavours to secure that any Company Termination Payment or any Buyer Termination Payment (each a “Termination Payment”) is not and will not be treated as consideration for a taxable supply for VAT purposes. However, if a Tax Authority successfully asserts that a Termination Payment is consideration in whole or in part for a taxable supply for VAT purposes then:

(i) if a relevant Tax Authority successfully asserts that the Termination Payment is consideration for a taxable supply in respect of which the payee is liable to account for VAT then (A) if such VAT is not recoverable by the payer by deduction or refund, no additional amount shall be paid in respect of VAT and the Termination Payment shall be VAT inclusive; or (B) if and to the extent that such VAT is wholly or partly recoverable by the payer by deduction or refund, the amount of the Termination Payment shall be increased to take account of such recoverable VAT; and

(ii) if under a reverse charge mechanism the Termination Payment is determined by a relevant Tax authority to be consideration for a taxable supply in respect of which the payer is liable to account for VAT then, to the extent that any VAT chargeable on the supply is not recoverable by the payer by deduction or refund, the amount of the Termination Payment shall be reduced to take account of such irrecoverable VAT, such that in either case after making any such adjustments the aggregate of (x) the total amount of the Termination Payment paid to the payee (including any amount in respect of irrecoverable VAT but not recoverable VAT), plus (y) any irrecoverable VAT incurred under a reverse charge mechanism together with (in the case of (y) only) any related interest or penalties arising otherwise than as a result of the unreasonable delay or default of the payer or relating to any period after the payee has accounted to the payer for any reduction in the Termination Payment pursuant to this Section) shall be equal to the amount that the Termination Payment would have been in the absence of any VAT. Such adjusting payment or payments as may be required to give effect to this Section 8.05(b) shall be made ten Business Days after the date on which the assertion by the relevant Tax authority which results in such payment being required has been communicated to the party required to make the payment (together with such evidence of it as is reasonable in the circumstances to provide and, where Section 8.05(b)(i) applies, together with the provision of a valid VAT invoice) or, if later, (in the case of Section 8.05(b)(i) ten Business Days after the VAT is recovered or (in the case of Section 8.05(b)(ii)), ten Business Days before VAT is required to be accounted for. References in this Section to the payer and the payee include, where applicable, references to a member of any group of which such entity is a member for VAT purposes.

(c) The Parties hereto shall use reasonable commercial efforts to procure that any instrument of transfer of the Company Shares is executed outside the United Kingdom and not brought in to the United Kingdom. All stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or Taxes (including in each case any related interest or penalties but excluding for avoidance of doubt any Taxes calculated by reference to income, profits or gains) arising as a result of the entry into or implementation of this Agreement or the Scheme Document shall be borne 50% by the Buyer and 50% by the Company Shareholders (pro rata to their entitlement to the Consideration).

Section 8.06 Assignment; Benefit. This Agreement shall not be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except following the Closing for the provisions of Article 2 concerning payment of the Aggregate Transaction Consideration, Section 5.11, Section 5.17(e), and Section 8.10(c) which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third party beneficiaries thereof and who may enforce the covenants contained therein.

Section 8.07 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether based in contract, tort, or otherwise), including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of the State of Delaware; provided that, notwithstanding the foregoing, any provisions in this Agreement (w) respecting the implementation, effect and consequence of the Scheme of Arrangement, (x) which expressly reference the Laws of the Bailiwick of Jersey or the Companies Law, or (y) which relate to the fiduciary or other duties of any officer or director of the Company, in each case shall be interpreted, construed and governed by and in accordance with the Laws of the Bailiwick of Jersey without regard to the conflicts of law rules of the Bailiwick of Jersey. The Parties acknowledge that the Laws of the Bailiwick of Jersey govern the internal affairs of the Company, including with respect to any fiduciary or other duties that directors or any other Person may owe to Company Shareholders.

Section 8.08 Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction or declines to exercise jurisdiction, a federal court sitting in the State of Delaware, or if that court does not have jurisdiction or declines to exercise jurisdiction, the Delaware Superior Court, New Castle County, and any applicable appellate courts relating to any of the foregoing (the “Delaware Courts”). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.01 or in any other manner permitted by law. Notwithstanding the foregoing provisions of this Section 8.08, nothing herein shall prevent the implementation and enforcement of the Scheme of Arrangement before the Court and, to the extent required by Applicable Law, the Court shall have exclusive jurisdiction with respect of such matters.

Section 8.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Specific Performance.

(a) The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such harm. The Parties agree that unless and until this Agreement is terminated in accordance with Section 7.01 and any dispute over the right to terminate has been finally resolved, (i) the Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.08 to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Buyer’s obligation to effect the Transaction or the Closing, which shall be governed by the next sentence), without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, and without that right, neither the Company nor Buyer would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties further agree that unless and until this Agreement is terminated in accordance with Section 7.01 and any dispute over the right to terminate has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyer’s obligations to effect the Closing on the terms and conditions set forth herein in the event that (A) the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Buyer’s failure to effect the Closing) have been satisfied or waived, (B) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded, (C) Buyer has failed to consummate the Closing at the time when it was required under Section 1.02, and (D) the Company has irrevocably confirmed in writing to Buyer that if specific performance were granted and the Debt Financing and Equity Financing were funded, then the Closing would occur in accordance with Section 1.02 (such clauses (A), (B), (C) and (D), together, the “Specific Performance Conditions”). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce Buyer’s obligation to effect the Closing, Buyer may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The Parties further agree that (x) following the Company’s termination of this Agreement in accordance with Section 7.01, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.08 to enforce specifically Buyer’s surviving obligations herein, including with respect to the payment of monetary damages under Section 7.02 or the payments to which the Company is entitled under Section 8.04(c), and (ii) following Buyer’s termination of this Agreement in accordance with Section 7.01, Buyer shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.08 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of monetary damages under Section 7.02 or the payments to which Buyer is entitled under Section 8.04(b); provided that the Parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement, following a termination of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur.

(b) The Parties further agree that subject to the terms, limitations and conditions set forth in this Agreement (including Section 8.04(c)), (i) by seeking the remedies provided for in this Section 8.10 , a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages), including for breach of any of the provisions of this Agreement or in connection with a termination of this Agreement or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.10 shall require any Party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any.

(c) In no event shall the Company seek or permit to be sought on behalf of the Company any monetary damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of Buyer, any direct or indirect holder of any equity interests or securities of Buyer or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or Representative of any of the foregoing, in connection with this Agreement or the transactions contemplated by this Agreement (other than as expressly provided by and subject to the terms of the Equity Commitment Letters and the Fee Funding Agreements). Except for the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter, the Fee Funding Agreements and the other Transaction Documents under any of the foregoing Contracts to which they are parties and except for claims for fraud, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Equity Investors and Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Equity Commitment Letters, the Debt Commitment Letter, the Fee Funding Agreements and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, except as provided in the Equity Commitment Letters, the Debt Commitment Letter, the Fee Funding Agreements and the other Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Subject to the terms of the Equity Commitment Letters, in connection with a valid Order requiring Buyer to specifically perform the Closing of the Transaction under this Agreement, the Company may enforce the terms of the Equity Commitment Letters in accordance with their terms. Notwithstanding the foregoing provisions of this Section 8.10(c) and any other provision of this Agreement to the contrary, but subject to the terms and conditions of the Fee Funding Agreements (and without limiting the Company’s remedies thereunder), the Company may seek to cause Buyer to enforce the terms of the Fee Funding Agreements to cause any Funding Party (as defined in the Fee Funding Agreements), to provide funds to Buyer to permit Buyer to satisfy (i) any Order or award of damages in favor of the Company obtained by the Company in accordance with Section 7.02, and/or (ii) payment by Buyer of the Buyer Termination Payment, Buyer Expenses and/or Recovery Costs.

(d) Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 8.10 nor Section 8.04 shall limit in any way any fraud remedies or the remedies of the parties under the Confidentiality Agreement.

Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.12 Entire Agreement; No Reliance; Access to Information.

(a) This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Financing Commitment Letters and the Fee Funding Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect thereto. In the event of any inconsistency or conflict between the provisions of this Agreement and the Scheme of Arrangement, the provisions of this Agreement shall prevail and govern.

(b) Buyer agrees that, except for the representations and warranties contained in Article 3 of this Agreement, the Company makes no other representations or warranties and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, Buyer agrees that none of the Company or any of its Subsidiaries makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 3 of this Agreement.

(c) Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 3 of this Agreement. Buyer hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Buyer will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 8.13 Rules of Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 8.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 8.15 Certain Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement to which the Company or any of its Subsidiaries is a party containing terms not less restrictive in any material respect in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 5.

“Acquisition Proposal” means any bona fide offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company, pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests or voting power in the surviving or resulting entity of such transaction, (v) any acquisition, exclusive license, transfer, issuance or purchase, directly or indirectly, of assets of the Company or any of its Subsidiaries which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (vi) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Transaction Consideration” means the sum of the aggregate per share Consideration, plus the aggregate Option Cash Amount, plus the aggregate RSU Award Payments.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, order, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or the Bailiwick of Jersey are authorized or required by Applicable Law to close or, in the case of the Bailiwick of Jersey, are customarily closed for normal banking business.

“Buyer Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Buyer from consummating the Transaction by the End Date (as the same may be extended hereunder).

“Buyer Termination Payment” means an amount equal to $289,100,000.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Award” means a cash award providing the holder thereof with the opportunity to be paid an amount in cash equal to the product obtained by multiplying, as applicable, (a) with respect to each Company Share Option that is converted into and substituted with such Cash Award, (i) the excess, if any, of the Consideration over the per-share exercise price of such Company Share Option by (ii) the aggregate number of Company Ordinary Shares that are issuable upon exercise of such Company Share Option as of immediately prior to the Effective Time, or (b) with respect to each Company RSU Award that is converted into and substituted with such Cash Award, (i) the aggregate number of Company Ordinary Shares subject to such Company RSU Award as of immediately prior to the Effective Time by (ii) the Consideration.

“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“CFIUS Approval” means (i) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (iii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transaction to the President of the United States and either (A) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the Defense Production Act of 1950, as amended, or (B) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.

“CFIUS Laws and Regulations” means all laws and regulations relating to CFIUS, including Section 721 of the Defense Production Act of 1950, as amended and 31 C.F.R. Part 800.

“Channel Partners” means those Persons engaged by the Company and its Subsidiaries for the distribution and/or resale of technology, products and/or services of the Company and/or its Subsidiaries, including value-added resellers, value-added distributors, original equipment manufacturers, managed service providers and other third party distributors or resellers.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies (Jersey) Law 1991.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2021.

“Company Balance Sheet Date” means September 30, 2021.

“Company Board” means the Board of Directors of the Company.

“Company Credit Agreement” means the Credit Agreement, dated as of July 23, 2018, among the Company, the other Loan Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as amended.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Buyer prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, individual consulting, severance, change in control, retention, termination, or similar contract, plan, program, arrangement or policy and (iii) each other material plan or arrangement providing for compensation (including variable cash compensation and sales commissions), bonuses, profit-sharing, share option or other share-related rights (including restricted share units, restricted shares, and share purchase rights) or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than any such contract, plan, arrangement or policy that is terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company to make any severance, termination, change in control, or similar payment, and other than any such contract, plan, arrangement or policy that is statutorily mandated, which, in each case of clauses (i) through (iii), is maintained, administered or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employees, directors or consultants of the Company or any Subsidiary of the Company or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise).

“Company Equity Awards” means the Company Share Options and the Company RSU Awards.

“Company GM” means the general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme of Arrangement, expected to be convened as promptly as reasonably practicable after the Scheme Meeting shall have been concluded or adjourned or postponed (it being understood that if the Scheme Meeting is adjourned or postponed, the Company GM shall be correspondingly adjourned or postponed) and/or, if applicable, the Merger.

“Company Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other events, changes, facts, conditions, circumstances or occurrences, has had, or would reasonably be expected to have, a material adverse effect (i) on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Transaction by the End Date (as the same may be extended hereunder); provided, however, that with respect to clause (i) none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the impact on the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, Channel Partners, technology and other partners, suppliers, vendors, Governmental Authorities or other Third Parties resulting therefrom);

(B) the identity of Buyer or any of its Affiliates as the acquiror of the Company, including any public communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees;

(C) changes in general business, economic, regulatory or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on any securities exchange or other market;

(D) changes in general conditions in any industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world in which the Company and its Subsidiaries operate;

(E) any changes in GAAP or other accounting standards (or any authoritative interpretation thereof);

(F) any changes in Applicable Law (or any authoritative interpretation thereof), including the adoption, implementation, repeal, modification, or authoritative reinterpretation of any Applicable Law (or any authoritative interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(G) the taking of any actions specifically required to be taken (other than the requirement that the Company and its Subsidiaries use reasonable best efforts to operate in the ordinary course), or the failure to take any action specifically restricted or prohibited by this Agreement, or the taking of any action, or failure to take any action, by Buyer or any of its Affiliates;

(H) any Transaction Litigation;

(I) any outbreak, continuation or escalation of acts of terrorism (other than cyberterrorism which is addressed in clause (K) hereof), hostilities, sabotage or war, hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19 or any COVID-19 Measures), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof (but excluding for purposes of this clause (I) the performance of any of the Company’s or any of its Subsidiaries’ products in connection with any of the foregoing);

(J) the availability or cost of equity, debt or other financing to Buyer or its Affiliates;

(K) any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) effecting or impacting, or outage of or termination by a web hosting platform or data center provider providing services to, the Company or any of its Subsidiaries or their respective businesses (but excluding in all circumstances the performance of the Company’s or any of its Subsidiaries’ products in connection with any of the foregoing); or

(L) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow, cash position or any other financial or performance measures (whether made by the Company or any Third Parties), any change in the Company’s credit ratings, or any change in the price or trading volume of Company Ordinary Shares (it being understood that the underlying causes of such failures or changes in this clause (L) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition);

provided that in the case of clauses (C), (D), (E), (F), (I) and (K), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU Awards” means each restricted share unit award (whether vested or unvested) with respect to Company Ordinary Shares granted under the Company Share Plans or otherwise.

“Company Share Option” means each option to purchase Company Ordinary Shares (whether vested or unvested) granted under any Company Share Plan or otherwise, other than a right to purchase Company Ordinary Shares under the ESPP.

“Company Share Plan” means the Mimecast Limited 2015 Share Option and Incentive Plan, the Mimecast Limited Approved Share Option Plan, the Mimecast Ltd. 2010 EMI Share Option Scheme, and the Mimecast Ltd. 2007 Key Employee Share Option Plan.

“Company Shareholder” means a holder of Company Ordinary Shares from time to time.

“Company Shareholder Approval” means (i) the approval of the Scheme of Arrangement by a resolution of a majority in number of the Company Shareholders representing three-quarters (75%) or more of the votes cast by those Company Shareholders who (being entitled to do so) vote in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting) and (ii) the approval of the Company Shareholder Resolutions by the requisite majority of the Company Shareholders at the Company GM (or at any adjournment or postponement of such meeting).

“Company Shareholder Resolutions” means the resolutions to alter the Company Articles of Association and such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of Arrangement and/or, if applicable, the Merger.

“Company Termination Payment” means an amount equal to (i) $86,730,000 if this Agreement is terminated by the Company pursuant to Section 7.01(i) prior to the Cut-Off Date so as to enter into a definitive agreement for a Superior Proposal made by an Excluded Person or its Affiliates, which Superior Proposal was made prior to the Cut-Off Date, or (ii) $216,825,000 in all other cases.

“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“Debt Financing Sources” shall mean each Person (including, without limitation, each agent and arranger, but excluding Buyer and its Affiliates) that has committed to provide the Debt Financing in connection with the transactions contemplated hereby.

“Debt Financing Source Related Parties” means the Debt Financing Sources, together with their respective Affiliates, officers, directors, employees, attorneys, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, investment bankers, agents, representatives and funding sources, in each case, directly involved in the Debt Financing, and their respective successors and assigns.

“Environmental Law” means any Applicable Law concerning pollution or protection of the natural environment, including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued under any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 2015 Employee Share Purchase Plan, as amended.

“Excluded Person” means any Person from whom the Company has received during the Go-Shop Period an Acquisition Proposal that the Company Board or any committee thereof determines in good faith (such determination to be made no later than the fifth (5th) Business Day after the Non-Solicitation Start Date), after consultation with the Company’s financial advisor and outside legal counsel, is, or could reasonably be expected to lead to, a Superior Proposal. A group of Persons that includes an Excluded Person shall itself be considered an Excluded Person, even if all members of such group are not each an Excluded Person individually. An Excluded Person shall cease to be an Excluded Person for all purposes under this Agreement at such time as the Company Board or any committee thereof determines in good faith that such offer or proposal has ceased to constitute, or could no longer reasonably be expected to lead to, a Superior Proposal.

“Foreign Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of a country other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under Applicable Law and for the purposes of any Australian Continuing Employees, includes any Superannuation Arrangement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes or debentures, (iii) indebtedness of the Company and its Subsidiaries evidenced by letters of credit to the extent drawn and not cash collateralized, (iv) obligations of the Company or any of its Subsidiaries under leases required to be capitalized under GAAP (but excluding the effects of Financial Accounting Standards Board Accounting Standard Codification 842), (v) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps and hedging arrangements, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the Effective Time and (vi) obligations of the Company or any of its Subsidiaries to guarantee the types of payment obligations set forth in clauses (i) through (iii) above on behalf of any Person other than the Company or its Subsidiaries; provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement and for clarification, Indebtedness shall not include (A) any letters of credit to the extent not drawn (or otherwise cash collateralized), (B) surety bonds, performance bonds or other bonds to the extent not drawn (or otherwise cash collateralized), (C) any intercompany indebtedness among the Company and its Subsidiaries (including between Subsidiaries), (D) any prepaid amounts, customer deposits or deferred revenue, (E) trade payables or other current liabilities in the ordinary course of business, (F) obligations under operating leases, (G) any fees, costs and expenses to the extent incurred by or at the written direction of Buyer relating to Buyer’s or any of its Affiliates’ financing (including, without limitation, any Financing) for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (H) short-term deferred revenues, (I) any Taxes of the Company or any of its Subsidiaries, or (J) any fees, costs and expenses incurred pursuant to Section 5.17.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Section 8.15(a) of the Company Disclosure Schedule.

“Law” means any international, federal, state, local or foreign law, statute, ordinance, rule, regulation, convention, treaty, judgment, Order, injunction, decree or agency requirement of any Governmental Authority.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement or (ii) made available at least twenty-four (24) hours prior to the execution of this Agreement for review by Buyer or Buyer’s Representatives in the virtual data room maintained by or on behalf of the Company via Venue by DFIN in connection with the transactions contemplated by this Agreement.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator of competent jurisdiction or settlement or similar agreement with a Governmental Authority that is binding upon or applicable to such Person or its property.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto and do not reflect payments that are past due, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens permissible under any applicable loan agreements or indentures not prohibited hereunder, (x) Liens that do not materially adversely affect the use of or impair the value of the asset or property subject to such Liens, (xi) any Liens incurred in the ordinary course of business since the date of the Company Balance Sheet, (xii) that would be discharged or released at or prior to the Closing, (xiii) any Lien securing capital lease obligations or purchase money debt to the extent not prohibited hereunder, and (xiv) Liens provided by operation of law for amounts not yet delinquent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court, tribunal or any other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity (and excluding, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any Channel Partners).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Scheme Meeting” means such meeting(s) of the Company Shareholders as the Court may direct in relation to the Scheme of Arrangement.

“Scheme of Arrangement” means the proposed scheme of arrangement between the Company and the Company Shareholders under Part 18A of the Companies Law to effect the Transaction pursuant to this Agreement, in all material respects in the form set out in Exhibit A subject to any amendment thereof that the Parties agree in accordance with Section 5.04(d).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Superannuation Arrangements” means each superannuation fund domiciled in Australia to which the Company contributes, or is required to contribute, under the “choice of fund” provisions of the Superannuation Guarantee (Administration) Act 1992 (as amended).

“Superannuation Commitments” means (a) any legal liability (whether arising under an industrial award, workplace agreement or otherwise) or voluntary commitment of the Company to make contributions to a Superannuation Arrangement in respect of the Continuing Employees or any other current or former employee as defined under the Superannuation Guarantee (Administration) Act 1992, and (b) any contribution amount required so that, on the Closing Date, Buyer is free of any liability for the superannuation guarantee charge under the Superannuation Guarantee (Administration) Act 1992 (as amended) for any contribution period under the Superannuation Guarantee (Administration) Act 1992 (as amended) (or part period) up to that date (assuming that the superannuation guarantee shortfall accrues daily during a contribution period) in respect of the Continuing Employees, or any other current or former employee as defined under the Superannuation Guarantee (Administration) Act 1992.

“Superior Proposal” means any bona fide written Acquisition Proposal that was not solicited in breach of Section 5.02 and the Company Board or any duly authorized committee thereof determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), taking into account all relevant terms and conditions, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the Transaction (including any revisions to the terms of this Agreement, the Fee Funding Agreements and the Financing Commitment Letters proposed by Buyer in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” or “less than 80%” shall be deemed to be references to “more than 50%” or “less than 50%”, respectively.

“Tax” means any tax or other like governmental assessment or charge (including withholding required by applicable tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, form, document, declaration or other information filed with or supplied to, or required to be filed with or supplied to, a Taxing Authority, including information returns and any document accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Buyer or any of its Affiliates or Representatives.

“Transaction Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Transaction or any related transaction (including any such claim, demand or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service.

“U.S. Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of the United States.

“VAT” means (i) within the UK, any value added tax imposed by Value Added Tax Act 1994, (ii) within the European Union, such taxation as may be levied in accordance with (but subject to derogations from) EU Directive 2006/112/EC, and (iii) outside the UK and the European Union, any similar taxation levied by reference to added value or sales.

“Vested” means, with respect to any Company Share Option or Company RSU Award, the portion thereof that is outstanding and vested as of immediately prior to the Effective Time, that will become vested by its terms and without further action by the Company as a result of the transactions contemplated by this Agreement or that will become vested pursuant to the next sentence. In addition, the following Company Equity Awards (or portion thereof) shall be deemed to be Vested: (i) one hundred percent (100%) of each Company Equity Award (whether vested or unvested) that is outstanding and held by a non-employee member of the Company Board immediately prior to the Effective Time (the “Board Equity Awards”) and (ii) with respect to each Company Equity Award that is outstanding as of the date of this Agreement (other than any Board Equity Award or any Company Equity Award held by an individual (x) covered by either the Mimecast Limited Executive Severance and Change in Control Plan or the Mimecast Limited Severance and Change in Control Plan or (y) who is set forth in Section 8.15(b) of the Company Disclosure Schedule), twenty-five percent (25%) of the portion of such Company Equity Award that is unvested and outstanding immediately prior to the Effective Time, with such twenty-five percent (25%) to be applied pro rata across each of such holder’s unvested and outstanding Company Equity Awards, by grant date, award type and vesting date.

“Willful and Material Breach” means a material breach of any representation, warranty, agreement or covenant in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act, or the failure to cure such breach, would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Acceptable Confidentiality Agreement	Section 8.15(a)
Acquisition Proposal	Section 8.15(a)
Adverse Recommendation Change	Section 5.03(a)
Affiliate	Section 8.15(a)
Aggregate Transaction Consideration	Section 8.15(a)
Agreement	Recitals
Antitrust Laws	Section 8.15(a)
Applicable Law	Section 8.15(a)
Book-Entry Shares	Section 2.02(a)(ii)
Business Day	Section 8.15(a)
Buyer	Recitals
Buyer Benefit Plans	Section 5.07(b)
Buyer Expenses	Section 8.04(c)
Buyer Material Adverse Effect	Section 8.15(a)
Buyer Related Parties	Section 8.04(c)
Buyer Termination Payment	Section 8.15(a)
Buyer Transaction Documents	Section 4.02
CARES Act	Section 8.15(a)
Cash Award	Section 8.15(a)
Certificates	Section 2.02(a)(ii)
CFIUS	Section 8.15(a)
CFIUS Approval	Section 8.15(a)
CFIUS Laws and Regulations	Section 8.15(a)
Channel Partners	Section 8.15(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 8.15(a)
Companies Law	Section 8.15(a)
Company	Recitals
Company Articles of Association	Section 3.01
Company Balance Sheet	Section 8.15(a)
Company Balance Sheet Date	Section 8.15(a)
Company Board	Section 8.15(a)
Company Credit Agreement	Section 8.15(a)
Company Disclosure Schedule	Section 8.15(a)
Company Employee Plan	Section 8.15(a)
Company Equity Awards	Section 8.15(a)
Company GM	Section 8.15(a)
Company Intellectual Property	Section 3.20(m)(i)
Company Leased Real Property	Section 3.21(b)
Company Material Adverse Effect	Section 8.15(a)
Company Recommendation	Section 3.02(b)
Company Return	Section 8.15(a)
Company RSU Awards	Section 8.15(a)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(c)

Company Share Option	Section 8.15(a)
Company Share Plan	Section 8.15(a)
Company Shareholder	Section 8.15(a)
Company Shareholder Approval	Section 8.15(a)
Company Shareholder Resolutions	Section 8.15(a)
Company Termination Payment	Section 8.15(a)
Company Transaction Documents	Section 3.02(a)
Conditions	Section 5.22(d)(ii)
Confidentiality Agreement	Section 5.18
Consideration	Section 1.01
Continuing Employee	Section 5.07(a)
Contract	Section 8.15(a)
Contracting Parties	Section 8.10(c)
Copyrights	Section 3.20(m)(ii)(C)
Court	Section 1.03
Court Documentation	Section 5.04(a)(vi)
Court Order	Section 1.03
COVID-19	Section 8.15(a)
COVID-19 Measures	Section 8.15(a)
Credit Agreement Termination	Section 5.21
Current Premium	Section 5.11(a)
Cut-Off Date	Section 5.02(a)
Data Privacy/Security Requirements	Section 3.20(m)(ii)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Debt Financing Source Related Parties	Section 8.15(a)
Debt Financing Sources	Section 8.15(a)
Delaware Courts	Section 8.08
Divestiture Action	Section 5.12(e)
DOJ	Section 5.12(b)
Draft CFIUS Notice	Section 5.12(c)
Effective Time	Section 1.03
End Date	Section 7.01(b)
Enforceability Exceptions	Section 3.02(a)
Environmental Law	Section 8.15(a)
Environmental Permits	Section 8.15(a)
Equity Commitment Letters	Recitals
Equity Financing	Section 4.07(a)
Equity Investor	Recitals
ERISA	Section 8.15(a)
ERISA Affiliate	Section 8.15(a)
ESPP	Section 8.15(a)
Exchange Act	Section 3.03
Exchange Agent	Section 2.02(a)(i)
Exchange Fund	Section 2.02(a)(i)
Excluded Person	Section 8.15(a)

Fee Funding Agreements	Recitals
Financing	Section 4.07(a)
Financing Commitment Letters	Section 4.07(a)
Financing Indemnitees	Section 5.17(e)
Financing Purposes	Section 4.07(a)
Foreign Employee Plan	Section 8.15(a)
Foreign Investment Laws	Section 3.03
Forms of Proxy	Section 5.04(a)(vi)
FTC	Section 5.12(b)
FY 2023 Budget	Section 5.05(b)
GAAP	Section 8.15(a)
Go-Shop Period	Section 5.02(a)
Governmental Authority	Section 8.15(a)
Governmental Authorizations	Section 8.15(a)
Hazardous Substance	Section 8.15(a)
HSR Act	Section 3.03
Indebtedness	Section 8.15(a)
Indemnified Party	Section 5.11(b)
Indemnified Party Proceeding	Section 5.11(b)
Intellectual Property	Section 3.20(m)(iii)
Interim Period	Section 5.17(c)
Internal Controls	Section 3.08(b)
Intervening Event	Section 5.03(b)
IT Systems	Section 3.20(l)
Knowledge of the Company	Section 8.15(a)
Law	Section 8.15(a)
Lien	Section 3.04
Made Available	Section 8.15(a)
Marks	Section 3.20(m)(ii)(B)
Material Contract	Section 3.14(b)
Merger	Section 5.23(a)
Nasdaq	Section 3.03
Non-Recourse Party	Section 8.10(c)
Non-Solicitation Start Date	Section 5.02(a)
Notice of Intervening Event	Section 5.03(b)(iii)(A)
Notice of Superior Proposal	Section 5.03(b)(ii)(A)
Offer	Section 5.22(a)
Offer Document	Section 5.22(b)
Open Source Software	Section 3.20(m)(iv)
Option Cash Amount	Section 2.03(a)
Order	Section 8.15(a)
Other Tail Premium	Section 5.11(a)
Patents	Section 3.20(m)(ii)(A)
Permitted Liens	Section 8.15(a)
Person	Section 8.15(a)
Personal Information	Section 3.20(m)(v)

Privacy Laws	Section 3.20(m)(vi)
Proceeding	Section 8.15(a)
Processing	Section 3.20(m)(vii)
Proprietary Software	Section 3.20(g)
Proxy Statement	Section 5.04(e)
Recovery Costs	Section 8.04(c)
Regulatory Laws	Section 5.12(b)
Representatives	Section 8.15(a)
Required Financial Information	Section 5.17(c)
RSU Award Payments	Section 2.03(b)
Sanctions	Section 3.12(c)
Sarbanes-Oxley Act	Section 8.15(a)
Scheme Document	Section 5.04(a)(ii)
Scheme Meeting	Section 8.15(a)
Scheme of Arrangement	Section 8.15(a)
Scheme Supplemental Document	Section 5.04(a)(vi)
Securities Act	Section 3.03
Security Plan	Section 3.20(l)
Solvent	Section 4.08
Source Code	Section 3.20(m)(viii)
Specific Performance Conditions	Section 8.10(a)
Subsidiary	Section 8.15(a)
Superannuation Arrangements	Section 8.15(a)
Superannuation Commitments	Section 8.15(a)
Superior Proposal	Section 8.15(a)
Tax	Section 8.15(a)
Tax Return	Section 8.15(a)
Taxing Authority	Section 8.15(a)
Termination Payment	Section 8.05(b)
Third Party	Section 8.15(a)
Third Party Rights	Section 3.20(c)
Trade Controls	Section 3.12(c)
Trade Secrets	Section 3.20(m)(ii)(D)
Transaction	Recitals
Transaction Litigation	Section 8.15(a)
Treasury Regulations	Section 8.15(a)
U.S. Employee Plan	Section 8.15(a)
VAT	Section 8.15(a)
Vested	Section 8.15(a)
Willful and Material Breach	Section 8.15(a)

Section 8.16 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company.

Section 8.17 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Source Related Parties, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the definitive agreements entered into in connection with the Debt Financing (the “Definitive Debt Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the laws of the State of New York (provided, however, that notwithstanding the forgoing and the governing law provisions of the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “target representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof the Parent or any of its Affiliates has the right to terminate its or their obligations hereunder or decline to consummate the Closing as a result thereof and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the terms applicable to governing law as set forth in Section 8.07, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Debt Financing Source Related Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Source Related Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Source Related Parties will have any liability to any of the Company and its Subsidiaries or their Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that the Company and its Subsidiaries and each of their respective Affiliates and their respective representatives shall not bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any of the Debt Financing Source Related Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source Related Party or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 8.17 and (y) to the extent any amendments to any provision of this Section 8.17 are adverse to the Debt Financing Source Related Parties, such provisions shall not be amended without the prior written consent of the Debt Financing Source Related Parties. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.17 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source Related Party is a party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MIMECAST LIMITED

By:	/s/ Peter Bauer

Name: Peter Bauer

Title: Chief Executive Officer

MAGNESIUM BIDCO LIMITED

By:	/s/ Pierre Pozzo

Name: Pierre Pozzo

Title: Director

EXHIBIT A

Form of Scheme of Arrangement

See attached.

I-1

[PART 3—] THE SCHEME OF ARRANGEMENT

IN THE ROYAL COURT OF JERSEY SAMEDI DIVISION	File No. [•]

IN THE MATTER OF MIMECAST LIMITED

-AND-

IN THE MATTER OF THE COMPANIES (JERSEY) LAW 1991

SCHEME OF ARRANGEMENT

(under Article 125 of the Companies (Jersey) Law 1991)

between

MIMECAST LIMITED

and

THE HOLDERS OF THE SCHEME SHARES

(as defined below)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

“Acquisition”	the proposed acquisition by the Buyer (or its nominee(s)) of the Company, to be effected by means of this Scheme;

“Business Day”	any day (excluding any Saturday or Sunday or public or bank holiday) on which banks are generally open for normal banking business in New York and Jersey;

“Buyer”	[•], a [•];

“Buyer’s Group”	[•];

“Clearances”	the merger control, competition and regulatory approvals, consents, clearances, permissions, waivers set out in section [6.01(d)] of the Transaction Agreement;

“Companies Law”	the Companies (Jersey) Law 1991, as amended;

“Company”	Mimecast Limited, a public limited company incorporated in Jersey with company number 119119;

I-1

“Company Shareholders”	holders of issued Company Shares from time to time (excluding any treasury shares);

“Company Shares”	ordinary shares of $0.012 each in the capital of the Company;

“Court”	the Royal Court of Jersey;

“Court Hearing”	the hearing by the Court of the application to sanction this Scheme under Article 125 of the Companies Law;

“Court Meeting”	the meeting of Scheme Shareholders as at the Voting Record Time (including any adjournment or postponement thereof), convened with the permission of the Court under Article 125 of the Companies Law to consider and, if thought fit, to approve (with or without modification) this Scheme or any adjournment or postponement thereof;

“Court Order”	the Act of the Court sanctioning this Scheme under Article 125 of the Companies Law;

“Effective Time”	has the meaning set out in Clause 6(a) of this Scheme;

“Exchange Agent”	has the meaning set out in Clause 3(a) of this Scheme;

“Excluded Shares”	(i) any Company Shares beneficially owned by the Buyer or any member of the Buyer’s Group and (ii) any Company Shares held in treasury by the Company;

“holder”	registered holder and includes any person entitled by transmission;

“Latest Practicable Date”	5.00 p.m. (Jersey time) on [•], being the latest practicable date before publication of the Scheme Document;

“Registrar of Companies”	the Registrar of Companies in Jersey;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition which the Company and the Buyer agree and which is approved or imposed by the Court;

“Regulatory Condition”	the condition set out [insert reference to the relevant part of the Scheme Document i.e. dealing with the Clearances]

“Scheme Document”	the scheme circular or other similar document containing the terms of the Scheme and the appropriate explanatory statement in compliance with Article 126(2) of the Companies Law (including a proxy statement) sent to the Company Shareholders, published by the Company in connection with this Scheme;

“Scheme Record Time”	6.00 p.m. (Jersey time) on the date of the Court Hearing, or such later time as the Company and the Buyer may agree with the consent of the Court (if required);

“Scheme Shareholder”	a holder of Scheme Shares;

“Scheme Shares”

the Company Shares:

(i) in issue at the date of the Scheme Document;

(ii) (if any) issued after the date of the Scheme Document but before the Voting Record Time; and

(iii) (if any) issued at or after the Voting Record Time and before the Scheme Record Time (including, for the avoidance of doubt, any Company Shares issued to satisfy the vesting of awards pursuant to existing incentive arrangements of the Company or any of its affiliates) on terms that the original or any subsequent holders shall be, or shall have agreed in writing by such time to be, bound by this Scheme, in each case remaining in issue at the Scheme Record Time, but not including any Excluded Shares;

“Transaction Agreement”	the transaction agreement dated [•] 2021, setting out, inter alia, the proposed terms of the Scheme entered into by the Company and the Buyer (as such agreement may be amended from time to time); and

“Voting Record Time”	6:00 p.m. (Jersey time) on the date which is two Business Days prior to the Court Meeting or any adjournment or postponement of the Court Meeting (as the case may be).

All references to clauses or paragraphs are to clauses or paragraphs of this Scheme.

All references to “Dollars” and “$” are to the lawful currency of the United States of America.

All references to any statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

A reference to “includes” shall mean “includes without limitation”, and references to “including” and any other similar term shall be interpreted accordingly.

(B)	As at the Latest Practicable Date, the issued ordinary share capital of the Company consisted of [•] ordinary shares of par value $0.012 each.

(C)	As at the date of the Scheme none of the Buyer nor any member of the Buyer’s Group beneficially owns any Company Shares.

(D)

The Buyer has agreed to appear by its advocate at the Court Hearing and to submit to be bound by and undertake to the Court to be bound by this Scheme and to execute and do, or procure to be executed and done, all such documents, acts or things as may be necessary or desirable to be executed or done by them or on their behalf for the purpose of giving effect to this Scheme.

THE SCHEME

•	TRANSFER OF SCHEME SHARES

•

At the Effective Time, the Buyer (or its nominee(s)) shall acquire all legal and beneficial title to all of the Scheme Shares, fully paid-up, free from all liens, equities, charges, encumbrances and other interests together with all rights at the Effective Time or thereafter attached thereto including without limitation the rights to receive and retain all dividends and other distributions (if any) announced, declared, made or paid in respect of the Scheme Shares.

•

For such purposes, the Scheme Shares shall be transferred to the Buyer (or its nominee(s)) and such transfer shall be effected by means of a form of transfer or other instrument or instruction of transfer given or executed by any person appointed by the Buyer. Any such form of transfer or other instrument or instruction of transfer so given or executed shall be as effective as if it had been given or executed by the holder or holders of the Scheme Shares thereby transferred.

•

Until the register of members of the Company is updated to reflect the transfer of the Scheme Shares pursuant to this clause 1, each Scheme Shareholder irrevocably appoints the Buyer (and/or its nominee(s)) and/or each of their agents and directors as its attorney and/or agent and/or delegate and/or otherwise to exercise or to direct the exercise on its behalf (in place of and to the exclusion of the relevant Scheme Shareholder) of any voting rights attached to its Scheme Shares and any or all rights and privileges attaching to its Scheme Shares (including, without limitation, the right to requisition the convening of a general meeting of the Company or any class of its shareholders), to sign on behalf of such Scheme Shareholders such documents, and do such things, as may in the opinion of the Buyer (and/or its nominee(s)) and/or each of their respective agents and directors (in each case, acting reasonably) be necessary or desirable in connection with the exercise of any voting rights and any or all rights and privileges attaching to such Scheme Shares, to sign any consent to short notice of a general or separate class meeting and to execute a form of proxy or other representative or similar document in respect of its Scheme Shares appointing any person nominated by the Buyer to attend general and separate class meetings of the Company and authorises the Company to send to the Buyer any notice, circular, warrant or other document or communication which may be required to be sent to it as a member of the Company, such that from the Effective Time, no Scheme Shareholder shall be entitled to exercise any voting rights attached to the Scheme Shares or any other rights or privileges attaching to the Scheme Shares.

•	The Company shall register or procure the registration of, any transfer(s) of Scheme Shares effected in accordance with clauses 1(a) and 1(b) of this Scheme.

•	CONSIDERATION FOR THE TRANSFER OF SCHEME SHARES

•

In consideration of the transfer of Scheme Shares to the Buyer and/or its nominee(s), each Scheme Shareholder (as appearing in the register of members of the Company at the Scheme Record Time) shall be entitled, in accordance with the terms of this Scheme, to receive an amount in cash, without interest, equal to $[•] per Scheme Share held as at the Scheme Record Time, subject to any required withholding of taxes.

•

If, after [•] and prior to the Effective Time, any dividend and/or other distribution and/or other return of capital is announced, declared, made or paid in respect of the Company Shares, Buyer reserves its right to reduce the offer consideration for the Company Shares by an amount equal to the amount of such dividend and/or distribution and/or return of capital so announced, declared, made or paid, in which case any reference in this Scheme to the offer consideration for the Company Shares will be deemed to be a reference to such offer consideration as so reduced. If Buyer exercises such right to reduce the offer consideration in accordance with this clause, the relevant eligible Scheme Shareholders will be entitled to receive and retain such dividend and/or distribution and/or return of capital. To the extent that any such dividend and/or distribution and/or return of capital is announced, declared, made or paid and it is: (i) transferred pursuant to the Scheme on a basis which entitles Buyer to receive the dividend and/or distribution and/or return of capital and to retain it; or (ii) cancelled, the consideration will not be subject to change in accordance with this clause. Any exercise by Buyer of its rights referred to in this clause shall, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Scheme.

•	SETTLEMENT

•

Settlement shall be effected by way of the appointment by the Buyer of an exchange agent under the terms of an exchange agent agreement with the Buyer in a form reasonably acceptable to the Company and as provided under the terms of the Transaction Agreement (the “Exchange Agent”) where the Exchange Agent will perform all necessary steps in order to complete settlement and payment of the consideration under the Scheme as set out in clause 2.

•

All deliveries of notices, certificates, statements of entitlement, letters of transmittal and/or cheques required to be made under this Scheme shall be made by or on behalf of the Exchange Agent as provided for or in connection with the Transaction Agreement, to the address appearing in the register of members of the Company at the Scheme Record Time or, in the case of joint holders, to the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time.

•

All cash payments shall be in Dollars and shall be made payable to the Scheme Shareholder concerned, or in the case of joint holders, to that joint holder whose name stands first in the register of members of the Company in respect of such joint holding at the Scheme Record Time by cheque or as the Exchange Agent shall otherwise determine and the encashment of any such cheque shall be a complete discharge to the Buyer for the moneys represented thereby.

•

None of the Company, the Buyer or their respective agents or nominees shall be responsible for any loss or delay in the transmission of the statements of entitlement or cheques sent to Scheme Shareholders in accordance with this clause 3, which shall be posted at the risk of the Scheme Shareholder concerned.

•	CERTIFICATES IN RESPECT OF SCHEME SHARES

With effect from and including the Effective Time:

•

all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder thereof shall be bound at the request of the Company to deliver up such certificates(s) to the Company or to destroy the same; and

•	appropriate entries will be made in the register of members of the Company to reflect the transfer of the Scheme Shares.

•	MANDATES

All mandates relating to the payment of dividends on any Scheme Shares and other instructions (including communications preferences) given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Effective Time, cease to be valid.

•	REGULATORY CONDITION AND COURT HEARING

(a)

Notwithstanding the other provisions of this Scheme, the Company may at the Court Hearing apply to the Court to sanction the Scheme in circumstances where not all of the Clearances required in connection with the Acquisition in order to satisfy the Regulatory Condition have been received. The Company may only make such application to the Court where:

(i)

the Company is reasonably certain, after taking appropriate professional advice, that the relevant outstanding Clearance (or Clearances) required in order to satisfy the Regulatory Condition is (or are) likely to be met within a reasonable period and there is no available court date for the purposes of having the Court Hearing within three weeks following the estimated date on which the outstanding conditions are likely to be satisfied;

(ii)	as part of the application at the Court Hearing the Company can confirm to the Court that the majority of the Clearances required in order to satisfy the Regulatory Condition have been satisfied; and

(iii)

the Company can confirm to the Court that, in its reasonable opinion, after taking appropriate professional advice, it is in the best interests of the Scheme Shareholders that such approvals be sought at the Court Hearing.

(b)	In the event the Company seeks orders from the Court in accordance with clause 6(a) the following provisions will apply (unless altered, amended or overruled by the Court):

(i)	the Court Order will be delivered to the Registrar of Companies within 2 Business Days after the satisfaction of the Regulatory Condition;

(ii)	in the event that the Regulatory Condition is not satisfied by [•] the Company will apply to the Court for directions; and

(iii)	the Company and the Buyer shall use best endeavours to satisfy the outstanding Regulatory Condition as soon as possible.

•	EFFECTIVE TIME

•	This Scheme shall become effective as soon as the Court Order shall have been delivered to the Registrar of Companies in Jersey for registration (the “Effective Time”).

•	Unless this Scheme has become effective on or before [•] or such later date, if any, as the Company and the Buyer may agree and the Court may allow, this Scheme shall never become effective.

•	MODIFICATION

The Company and the Buyer may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

•	GOVERNING LAW

This Scheme is governed by Jersey law and is subject to the exclusive jurisdiction of the Jersey courts.

[Date]